As filed with the Securities and Exchange Commission on September 5, 2003

                                                                 CIK: 0001210036
                                                     Registration No. 333-103358
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                        PRE-EFFECTIVE AMENDMENT No. 2 to


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Wellstone Communities Inc.
        (Exact name of registrant as specified in governing instruments)

            Georgia                        6798                  47-0898840
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

                    John T. Ottinger, President and Chairman
             2450 Atlanta Highway, Suite 904, Cumming, Georgia 30040
                                  678.341.2758
          (Address and telephone number of principal executive offices)

             2450 Atlanta Highway, Suite 904, Cumming, Georgia 30040
                   (Address of principal place of business or
                      intended principal place of business)

               Drew Field, 25263 Flanders Drive, Carmel, CA 93923
                                  831.626.8134
               (Name, address and telephone of agent for service)

                                   ----------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________

If this form is a post-effective amendment filed pursuant to Rule 462(d)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ___________

If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following: |X|
                                   ----------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
  Title of each                             Dollar             Proposed           Proposed
class of securities                       amount to        maximum offering   maximum aggregate       Amount of
 to be registered                       be registered       price per unit      offering price     registration fee
-------------------------------------------------------------------------------------------------------------------
Series A Convertible Preferred Stock     $50,000,000            $10.00           $50,000,000           $ --
                                                                                 Total                 $ --

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           WELLSTONE COMMUNITIES INC.
            Cross-reference Sheet Showing Location in Prospectus of:

                  PART I -- INFORMATION REQUIRED IN PROSPECTUS

         Form SB-2 Item Number and Caption                Caption in Prospectus                       Page in Prospectus
         ---------------------------------                ---------------------                       ------------------
 1. Front of Registration Statement and
      Outside Front Cover of Prospectus.........      Outside Front Cover Page of  Prospectus                          1
 2. Inside Front and Outside Back Cover
      Pages of Prospectus.......................      Inside Front Cover Page of Prospectus                            2
 3. Summary Information and Risk Factors........      Prospectus Summary; Risk Factors                                 3
 4. Use of Proceeds.............................      How we intend to use the proceeds of this offering               6
 5. Determination of Offering Price.............      Plan of distribution for this offering - Offering price         25
 6. Dilution....................................      Not applicable
 7. Selling Security Holders....................      Not applicable
 8. Plan of Distribution........................      Plan of distribution for this offering                          24
 9. Legal Proceedings...........................      [None]
10. Directors, Executive Officers, Promoters
      and Control Persons.......................      Management of our business                                      18
11. Security Ownership of Certain Beneficial
      Owners and Management.....................      Principal shareowners of our common stock                       21
12. Description of Securities...................      Description of preferred and common stock                       22
13. Interest of Named Experts and Counsel.......      [Not applicable]
14. Disclosure of Commission Position on
      Indemnification for                             Management of our business-- Indemnification of
      Securities Act Liabilities................      directors and officers and limitation of their liability        20
15. Organization Within Last Five Years.........      Prospectus Summary -- Our initial operations; Risk factors     3,4
16. Description of Business.....................      Prospectus Summary; Risk Factors; Our investment policies    3,4,8
17. Management's Discussion and Analysis
      or Plan of Operation......................      Management's plan of operation                                  26
18. Description of Property.....................      Our investment policies; Description of the loans we own      8,13
19. Certain Relationships and Related
      Transactions..............................      Certain transactions with our affiliates                        21
20. Market for Common Equity and Related
      Stockholder Matters                             Risk factors; Future resale of preferred shares               4,23
21. Executive Compensation......................      Management - Administrative Services Agreement
                                                         with Cornerstone Capital Service providers                   12
22. Financial Statements........................      Index to our financial statements                               26
23. Changes In and Disagreements With
      Accountants on Accounting and
      Financial Disclosure......................      [None]

       Form S-11 Item Number and Caption                Caption in Prospectus                          Page in Prospectus
       ---------------------------------                ---------------------                          ------------------
13. Investment Policies of Registrant                 Our investment policies                                          8
14. Description of Real Estate                        [not applicable--no real estate owned or leased]
15. Operating Data                                    [not applicable--no real estate owned or leased]

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2003


                           Wellstone Communities Inc.

            5,000,000 Shares of Series A Convertible Preferred Stock

                                  $10 per share

                                   ----------


Wellstone  Communities Inc. is a recently organized Georgia  corporation.  . The
purpose  of  this  offering  is  to  finance  senior  housing,   moderate-income
multifamily housing, moderate-income single family housing and student housing.

We are offering these shares of preferred stock directly to investors, rather than selling them to securities broker-dealers for resale to their customers. Our officers and employees will participate in the sale of these bonds and shares, in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934. Selected brokers will also sell bonds and shares as our agents.

      The minimum amount that may be purchased in this offering is 100 shares. Until a minimum of 200,000 shares have been purchased, all payments for shares will be deposited into an escrow account at Regions Bank. If the minimum is not purchased by March 31, 2004, all payments deposited in the escrow account will be promptly refunded in full, with interest and without any deduction for expenses. This offering will end when all the shares have been purchased or earlier, if we decide to close the offering, but not later than June 30, 2005..


      The shares are not listed on any national securities exchange or The Nasdaq Stock Market.

  See "Risk Factors" beginning on page 4 for risks particular to this offering.


                                            Per share   Minimum Offering    Maximum Offering
                                            ---------   ----------------    ----------------
Public offering price                         $10.00      $ 2,000,000         $50,000,000
Broker-dealer commissions                        .50          100,000           2,500,000
Proceeds to Wellstone Communities Inc.          9.50        1,900,000          47,500,000


                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is___________, 2003

The information in this prospectus may be added to or changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell shares, and is not soliciting offers to buy them, in any state where the offer or sale is not permitted.

      We have not authorized anyone to give you any information or make any representation that is not in this prospectus. The information in this prospectus is current and correct only as of the date of this prospectus, regardless of the time of its delivery or of any sale of the shares. We are offering to sell, and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted.

                             -----------------------

                                TABLE OF CONTENTS

                                                        Page                                                   Page
                                                        ----                                                   ----
Prospectus summary...................................     3   Principal shareowners of our common stock.....    21
Risk factors.........................................     4   Description of preferred and common stock.....    22
How we intend to use the proceeds of this offering...     6   Future resale of preferred shares.............    23
Our dividend policy..................................     8   Plan of distribution for this offering........    24
Our investment policies..............................     8   Legal matters.................................    25
Description of the loans we own......................    13   Experts upon whom we have relied..........        25
Our plan to own a bank...............................    14   Available information about us................    25
Management of our business...........................    18   Index to our financial statements.............    26
Certain transactions with our affiliates.............    21   Management's plan of operations................   26

                           --------------------------

--------------------------------------------------------------------------------

                               Prospectus Summary


          This summary highlights key information from this prospectus.
                  Please read the entire prospectus carefully,
            including the risk factors and the financial statements.


Our business purpose

Our primary business purpose is to use our shareowners' money to make loans that are secured by real property. The loans will provide for current interest payments and they may also require the borrowers to pay us part of any gains they receive from the sale or refinancing of properties on which we lend. We will try to provide our preferred stock investors with consistent dividend income and some payments from participation in gains from the borrowers' sale or refinancing. Our loans will be secured by mortgages on residential or supportive communities. We plan that our loans for residential communities, where individuals and families live, to include senior housing, moderate-income multifamily housing, moderate-income single family housing and student housing. We intend our supportive community loans to include daycare centers, private schools, charter schools and other providers of support services. All the properties on which we lend will include a nonprofit faith-based sponsor seeking to make a significant difference in a community. We plan to use money raised in this offering to buy or start a federal chartered bank, to further our business purpose. The bank would make loans secured by mortgages on residential or supportive communities, using funds it acquired from deposits, borrowings and our capital investment in the bank.

Our initial operations


Wellstone Communities Inc. was incorporated in Georgia on November 20, 2002 by Cornerstone Ministries Investments, Inc., which was formed in 1985 Like us, Cornerstone Ministries Investments. makes mortgage loans for churches and other nonprofit faith-based schools, senior housing, affordable housing and daycare facilities. To fund these loans, it borrows money by marketing bonds, which come due within five years and pay interest at up to 9% per year. We were created to market stock ownership, instead of bonds, so that we can distribute dividends to shareowners as provided by our earnings, from both interest income and from any capital gains. This reliance upon permanent equity capital, with dividends paid as determined by our board of directors, also makes possible the acquisition of a bank and the ability to borrow from institutional lenders. These alternatives would not be available to Cornerstone Ministries Investments because of its debt obligations. It purchased, for cash and property valued at $1 million, all of our outstanding 100,000 shares of common stock. We used $591,003 to purchase two loans from Cornerstone Ministries Investments and made a new $380,000 loan. This is our first offering of preferred stock and each of the shares is convertible into one share of common stock. We and Cornerstone Ministries Investments share management administrative staff and they will have to resolve such issues as which of us makes a particular loan, fairness of the terms when we may buy loans from each other and how they allocate their time between us. We will not operate any of the communities to which we make loans. Their management will be provided by the borrowers or by a management firm they hire.


The shares of convertible preferred stock we are offering

We are authorized to issue shares of two classes of stock, common and preferred. Owners of shares of the Series A convertible preferred stock being offered will receive all dividends declared by our board of directors, until those dividends have equaled an annual rate of eight percent on the price paid in this public offering, for all the time the shares will have been outstanding. After that, the board may declare dividends on the common stock, until it has also received an eight percent return on the price initially paid for it. Our board of directors may declare further dividends on the preferred and common shares. Each share of preferred may be converted at any time into one share of common stock. Each of the 100,000 shares of common outstanding and each of the 5,000,000 shares of preferred being offered is entitled to one vote for the election of directors and any other shareholder votes.

How to buy shares

You can fill out a Share Purchase Order Form and send it to us with your check for the amount of your investment. You may also purchase shares from Wellstone Securities or from any of the other securities broker-dealers who are our sales agents for this offering.

How you can communicate with us

Our office is at 2450 Atlanta Highway, Suite 904, Cumming, Georgia 30040. Our telephone number is (678) 455-1100 and our fax number is (678) 455-1114.


                                                                               3
--------------------------------------------------------------------------------

                                  Risk Factors

Wellstone Communities Inc. recently began business, so our future is especially difficult to predict. We were incorporated November 20, 2002 and made our first loan on December 15, 2002. Our operations through December 31, 2002 resulted in revenues of $4,954 and earnings of $3,964. As of the date of this prospectus, Cornerstone Ministries Investments, Inc. had contributed cash of $400,000 and two mortgage loans valued at approximately $600,000, in exchange for all 100,000 shares of our common stock, at $10 per share. We may not be able to generate sufficient earnings to pay dividends on the preferred stock, at an 8% annual return or any other level.

Our ability to pay dividends will depend upon the performance of our loan portfolio, which is subject to many risks. Each borrower, and each property securing a borrower's loan, presents risks of its ability to make payments and the ability of the property to be resold at a price that will avoid loss of our principal and interest due. In addition, our lending operations are subject to such risks as:

      o A decline in interest rates to a level that would allow us to pay dividends well below an 8% level

      o Difficult economies in the Southeastern areas in which we expect most of our lending to be.

      o Strong competition for lending, from financial institutions with far more resources than we have.


Our ability to pay dividends would be reduced if we have to take over property for nonpayment and resell it at a loss. Each borrower on our loans must demonstrate an ability to pay interest and repay the principal in cash, in accordance with the loan terms. We also have a mortgage on the borrower's real estate, to secure these payments, If a borrower is unable to pay its loan and we must take over the property, we may find it difficult to find a buyer for the property at a price that will not result in our losing money. Many of the properties will be designed specifically to meet certain needs and would be of limited use to other buyers. We rely upon professional appraisers for their evaluation of the amount at which we could sell the property. However, a foreclosure sale could result in a much lower price, because of the property's condition, general market conditions or factors beyond our control.


Delays or failures in payments of interest or principal on our loans could mean we were unable to pay dividends. Church borrowers could become unable to make loan payments if their members' contributions decline. Other residential or supportive communities may not meet the revenue expectations that were projected when our loan was made. Our only source of cash and income for dividends will be the payments of principal and interest on loans we make, and any additional participation upon sale or refinancing of secured properties.


We could lose income, or suffer loss on sale of a property, if an uninsured event happened. We require comprehensive liability, fire, flood and extended insurance coverages on all buildings that secure our loans. However, insurance is often not available for certain types of losses, such as riots, acts of war, floods or earthquakes.

We may incur liability under environmental laws, to an extent that keeps us from paying current dividends. Various federal, state and local laws make property owners and lenders pay the costs of removal or remediation of certain hazardous substances released on a property. They often impose a penalty without regard to whether an owner, operator, or lender knew of, or was responsible for, the release of hazardous substances. The presence of, or failure to properly remediate, hazardous substances can hurt occupancy of the contaminated property, the ability to operate it as intended and the ability to sell or borrow against it. The presence of hazardous wastes could also result in personal injury or similar claims by private plaintiffs. We require a transaction screen, appraisal or on-site inspection for every property on which we make a loan. If we then decide it is necessary, we have a Phase I environmental site assessment performed, to identify potential contamination for which an owner or lender may be responsible and to assess the status of regulatory compliance.

There may be unexpected regulatory compliance costs that would lower our cash flow to pay dividends. The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.

We may borrow on the security of loans we own, requiring payment of interest and principal and possible forced sale of our loans. The purpose of any borrowings would be to increase the amount of mortgage loans we can make, so that we can generate income and cash flow in excess of the payments of interest and principal on the debt. However, those payments are required, whether or not we are current in collecting from our loans.

If we must foreclose on a loan, we could lose money because of the time and cost it could take to sell the property. The particular purposes for which our borrowers use property may make it more difficult than with other types of real estate to take possession, to repair the building, to find a buyer, or to maintain and protect the property.

Our income and cash flow could be hurt by performance of a single loan that may have become a significant percentage of our total assets. A delay in developing a community or its inability to make its payments would mean that problems with one loan could reduce our cash flow below our ability to pay dividends on a current basis.


Shareowners will receive dividends only to the extent that the board of directors decides to pay them. Our board of directors will evaluate the timing and amount of dividends, based on factors including the cash available for distribution, economic conditions, applicable laws and other facts and circumstances that they think are important to a dividend decision. Our lending policies are intended to support an eight percent annual dividend rate on preferred stock from current income, but we may not achieve that minimum level. Payment of dividends to shareowners reduces the amount of equity capital available to absorb any losses, so dividends might have to be suspended until the losses were recovered.

This is a "best efforts" offering which means that we might raise much less than $50 million of new capital and not be able to own a bank or diversify our loan investments. We are selling shares directly and through broker-dealers as agents. We expect the major broker-dealer sales to be made by Wellstone Securities LLC, which has limited experience in selling new securities issues We intend to use up to $10 million from the sale of preferred shares in this offering to acquire or start a bank. All other proceeds of this offering, after payment of any brokerage commissions, will be invested in additional loans. The less we have to invest from sales of preferred shares, the less diversification we can achieve to protect against the risks on individual loans. Our only significant operating expense is the expense reimbursement for administrative services, so we have no fixed overhead to meet. The $1 million already invested in our common stock is not entitled to any dividends until the preferred shareowners have received dividends at an eight percent annual rate.


There will be no public trading market for the shares, so you could find it difficult to resell your shares. The shares are not traded on any securities exchange or over-the-counter market. We have arranged with Wellstone Securities, a registered securities broker-dealer, to conduct an order-matching service. Persons interested in buying and selling shares will be able to post their interest and have access to information about other postings and any recent sales. When there is a match of price and number of shares between a buyer and seller, Wellstone Securities will confirm the sale and arrange for the transfer of payment and stock certificates. If this service were discontinued, anyone wishing to sell shares would have to find a buyer and make arrangements for the price, payment and transfer of the shares.


Your interests as a preferred shareowner could conflict with the interests of our common stock owner, Cornerstone Ministries Investments, Inc. Our articles of incorporation allow us to pay dividends on the common shares only after we have paid an 8% dividend return on the offering price of preferred shares, for all the time they will have been outstanding. If our investments earned only enough to pay dividends on the preferred, there could be no dividends paid on our common. It could arguably be in the interest of Cornerstone Ministries Investments to take greater risks of loss for possibly greater returns. We will deal with that conflict by having all loans approved by at least three of our four independent directors.

Our management could reduce our income if they were to give the more profitable lending opportunities to Cornerstone Ministries Investments rather than to us . Our president and secretary are also officers and directors of Cornerstone Ministries Investments, the owner of all of our common stock. They do not have any covenants not to compete with us. Two other directors are former directors of Cornerstone Ministries Investments. We make some of the same types of loans that Cornerstone Ministries Investments does. Management will be required to notify both our directors and Cornerstone Ministries Investments' directors of its recommendations for each loan presented to either entity, together with its reasons for selecting the proposed lender. These reasons will include consideration of such factors as:

      o which lender will have the cash available and how long it has held uninvested cash;

      o the effect of the loan on each lender's diversification of location and type of property use;

      o how the amount, duration and other terms match the lender's objectives and policies.

Our board of directors, including at least a majority of our independent directors, will decide whether to make a particular loan.


Cornerstone Ministries Investments' concurrent securities offering may limit our ability to sell the maximum in this offering. Cornerstone Ministries Investments will be offering $50,000,000 of its bonds and $1,625,000 of its common stock during the same time as our offering of convertible preferred stock. The markets for these securities are similar and some investors may choose not to invest with us, or to invest a lesser amount, because they are purchasing Cornerstone Ministries Investments' securities.

We may buy loans from Cornerstone Ministries Investments, sell loans to it or participate in loans together, which could favor Cornerstone Ministries Investments, at our expense. Transactions between us and Cornerstone Ministries Investments, or loans we make together, would not be at arm's length, because of the shared management and ownership. Our management is required to describe all foreseeable conflicts of interest and any transaction must be approved by a majority of our independent directors.

The quality or timeliness of our administrative services might suffer if Cornerstone Capital Advisors Inc. gives preference to Cornerstone Ministries Investments. It is possible for any service provider to prefer one client over another, in the quality or timeliness of its services. We have limited Cornerstone Capital Advisors' responsibility to processing, accounting and reporting functions, not any decision-making. Our agreement with Cornerstone Capital Advisors can be terminated by a majority of our independent directors, on 60 days' notice.

If we lose the services of our two principal officers, our business may suffer. Both our chief executive officer, Cecil A. Brooks, and our chief operating officer, John T. Ottinger, have over 17 years managing faith-based, nonprofit property financing. Our business is specialized and it is difficult to find, train and keep qualified people. Only in the last two years has growth allowed us to begin hiring additional management. Neither we nor Cornerstone Capital Advisors have employment agreements or any key person life insurance.


Our risks from operating a bank may be greater because we have never owned one before. Our management has experience in the business of borrowing and lending, but they have never operated a regulated financial institution. We will hire a president with a bank operating history and use professional advisors who specialize in bank legal, accounting and operational matters. We will also limit the bank's major activities to acquiring funds from individuals through checking and savings accounts, and bank borrowings, and lending on the security of real estate.


There may be unexpected costs, delays or conditions in getting regulatory approvals to own a bank. Whether we acquire an existing bank or start a new one, we must obtain regulatory approvals from the Office of Thrift Supervision, or the Comptroller of the Currency and the Federal Deposit Insurance Corporation. This process requires several months, approximately $80,000 in legal fees and considerable time of our management. We believe we would receive the approvals but it could involve time, costs and conditions beyond what we expect. If the president we hire were to become unavailable for any reason, final regulatory approval to begin banking operations would be delayed until the OTS approved a suitable replacement. If the proceeds of this offering were less than $10,000,000, we would have to suspend our plans to acquire or start a bank, perhaps indefinitely.

Our income and ability to pay dividends could be reduced for several years if a bank we buy or start is not profitable for several years. Once it begins operations, our bank will likely incur losses until its deposit base develops to a level where it is able to generate significant loan-related income to offset operating expenses. Typically, new banks are not profitable in the first year of operation and may not be profitable for several years.


Owning a bank will make us subject to regulation that could limit our operations and require more investment. As a savings and loan holding company, we would be subject to regulation and supervision by the OTS. We could be faced with serious limitations on our own business, unless we sold our bank. We must invest a minimum of $5 million as initial equity capital in a bank and we could be required to invest more to comply with regulatory capital requirements.

               How we Intend to Use the Proceeds of this Offering

The net proceeds to Wellstone Communities Inc. from this offering are estimated to be at least $1,780,000 if the minimum amount offered is sold and at least $47,380,000 if the maximum amount offered is sold. This is after payment of $120,000 of offering expenses and assumes we paid 5% selling commissions to brokers on the entire amount sold. At the minimum amount of the offering, the estimated offering expenses, with selling commissions on all shares sold, would total 11% of the amount sold. We expect to use the net proceeds, during the 12 months after the sales begin, for the purposes outlined below. If we sell more than the $2,000,000 minimum offering, but less than $15,000,000, our plan is to suspend our program to own a bank until we have sufficient capital. All funds from the sale of more than $15,000,000 will be used to make or purchase loans.


                                                     If $2,000,000           If $15,000,000           If $50,000,00
                                                    minimum is sold              is sold             maximum is sold
                                                    ---------------          --------------          ---------------
1.  Loans made or purchased................      $1,680,000       94%      $ 4,130,000     29%     $37,380,000      79%

2.  Bank acquired or started...............         100,000        6%       10,000,000     71%      10,000,000      21%
                                                 -------------------       ------------------      -------------------
       Totals                                    $1,780,000      100%      $14,130,000    100%     $47,380,000     100%
                                                 ==========      ===       ===========    ===      ===========     ===


Description of Use of Net Proceeds

The types of loans to be acquired, who will be the borrowers, and the sources of other funds to be used in the acquisition are described in this prospectus under the caption, "Our investment policies." That section also explains our criteria for deciding whether to make a loan.

We have not decided whether we will acquire an existing bank or start a new one. We have not identified a particular bank to acquire or the persons from whom a bank would be bought. Either course would require us to pay at least $5 million for the bank's equity capital investment. An existing bank could have additional capital invested and we could pay an amount over its capital account, for the advantage of acquiring a bank with its startup costs behind it. We would expect a new bank to operate at a loss during its first year, adding to the acquisition cost. If we purchase a bank, we expect legal fees and other acquisition costs not to exceed $250,000. If we start a bank, we expect pre-opening costs of up to $400,000. Our criteria and plans for acquiring or starting a bank are described under "Our plan to own a bank."


Though we believe that we could begin the acquisition or start-up process with just $2,000,000 in available funds, we feel that a minimum of $10,000,000 allocated will allow us to pursue either strategy, be adequately capitalized and provide for start up expenses and any other contingencies. Should our total net proceeds from this offering be less than $15,000,000, then we intend to suspend the bank strategy and focus on acquiring loans. We would continue, however, to review our bank strategy and could re-activate should capital funds become available.


We do not anticipate changes in the proposed allocation of estimated net proceeds of this offering. The only changes that we would make, if we believe they are in the best interests of Wellstone Communities, would be between the two categories shown in the above table. For example, if we decide to postpone owning a bank, we may reallocate that amount to making or buying loans secured by properties. We could later sell loans to pay for a bank. Any decisions regarding any proposed changes to the allocation of the estimated net proceeds, as well as all decisions about investments in specific loans, will be made by a majority vote of the board of directors, which must include a majority of the independent directors.

Proceeds not immediately required for these purposes will be invested in United States government securities, short-term certificates of deposit, money market funds or other investment grade, short-term interest-bearing instruments.

We believe that the proceeds of this offering, together with projected cash flow from operations and available cash resources will be sufficient to satisfy our cash requirements for at least 12 months following this offering. Investments in loans, or in the costs of owning a bank, will only be made as proceeds are received in this offering. Our operating costs are the expense reimbursement for administrative services, which we expect to be a maximum of $1,500 a month, and our costs of audit and reporting to investors and securities regulators, which we estimate at $15,000 a year. All of these operating costs can be paid from the approximately $100,000 annual scheduled interest income on the three loans we now own. We believe that the only material effect of raising less than the maximum amount in this offering would be to limit the rate at which we might invest in more loans or owning a bank.

                               Our Dividend Policy

All dividends paid will be as declared by our board of directors. We have not paid any dividends since our November 2002 inception and are not obligated to pay dividends. Our board will base its dividend decisions upon the amount of current and expected future earnings, capital requirements and financial condition. Dividend income to us from a bank we own would be subject to regulations that are intended to maintain adequate capital in the bank.

Our Articles of Incorporation provide that dividends will first be paid on the Series A convertible preferred stock, until those dividends have equaled an annual rate of eight percent on the price paid in this public offering, for all the time the shares will have been outstanding. After that, our board of directors may declare dividends on the common stock, until it has also received an eight percent cumulative annual return on the price initially paid for it. Any further dividends will be paid to the Series A convertible preferred and common shareowners in amounts determined by the board.

                             Our Investment Policies


Wellstone Communities Inc. was incorporated in Georgia on November 20, 2002. Our primary goal is to provide preferred shareowners with consistent dividend income, with possible capital gain. Dividend income will come from loan interest and participation income we receive from borrowers, after paying our operating expenses. Capital gain would be from loan agreements that provide us a share in any appreciation in value of the loan properties, when they are sold or refinanced. Our policy is to acquire loans primarily for current income.

All of our common stock is owned by Cornerstone Ministries Investments, Inc., which was organized as a for profit corporation in 1996. It is a reporting company under the Securities Exchange Act of 1934 and its annual reports on Form 10-KSB and quarterly reports on Form 10-QSB are available at http://www.sec.gov. In December 2000, Cornerstone Ministries Investments acquired Presbyterian Investors Fund, Inc., a nonprofit corporation formed in 1985. Cornerstone Ministries Investments invests in mortgage loans or bonds secured by real estate used for churches and related nonprofit faith-based schools, senior housing, affordable housing and daycare facilities. We define "faith-based" organizations as ones that have been formed and are operated in furtherance of their sponsors' religious commitments. For our purposes, an organization must demonstrate these religious commitments in its operating philosophies and methodologies. Cornerstone Ministries Investments raises money for these investments principally from the sale of bonds, on which it pays a fixed rate of interest. All of these bonds must be repaid at their maturity, which is generally five years.

Cornerstone Ministries Investments organized Wellstone Communities to have the permanent capital provided by common and preferred stock, in contrast to the bond financing that Cornerstone Ministries Investments uses to finance its lending activities. Rather than paying a fixed rate of interest on bonds, we can distribute dividends to shareowners both from interest income and from any capital gains. Having our funding from the sale of stock allows us to invest in ownership of a bank and to borrow from institutional lenders. Our lending will be similar to Cornerstone Ministries Investments', although our emphasis will be more on the development of communities that include residential and support components.


Our affiliations with Cornerstone Ministries Investments, Inc.


Cornerstone Ministries Investments owns all 100,000 shares of our common stock. Those shares have one vote each in the election of directors and other shareowner decisions. These are the same voting rights as each share of the preferred stock being offered. When the minimum 200,000 shares have been sold in this offering, Cornerstone Ministries Investments will have one-third of the shareowner votes. Our principal officers, John T. Ottinger and Cecil A. Brooks, are also the principal officers of Cornerstone Ministries Investments. They are also the principal officers of Cornerstone Capital Advisors, which provides administrative services to both businesses. We have the same independent accountant and use many of the same legal counsel and other advisors.

We were founded to offer convertible preferred stock to investors and use the proceeds to invest in loans that not only pay interest but may also provide us a participation in any gains upon sale or refinancing the property. Cornerstone Ministries Investments receives over 95% of its funds come from the sale of bonds, which require interest payments, mostly at a 9% annual rate, and call for repayment of the principal within five years. Making loans for possible capital gains would not be an appropriate match for these bond financings, in the opinion of its board of directors. Our issuance of these shares of convertible preferred stock is source of permanent capital paying a dividend return as decided by our board of directors. The board considered that form of financing to be a better way to fund the kind of loans we propose to make. We were also founded with the objective of our owning a bank. Cornerstone Ministries Investments' capital structure would be a barrier to its owning a bank. Regulators for banks restrict the amount of debt that bank holding companies may incur.

These are conflicts of interest that may arise between us and Cornerstone Ministries Investments and how they will be resolved:

      o Management could decide whether to offer a lending opportunity to us or to Cornerstone Ministries Investments. In making its decision, management will have to consider such factors as:

            o Which of us has available cash to lend and how long we have held uninvested cash;


            o How the loan would affect each or our loan location and type of use diversification; and

            o How well the amount, duration and other terms match each of our objectives and policies.


      Our directors and Cornerstone Ministries Investments' directors will each be notified when a loan is recommended to either entity and the reasons for recommending it to one and not the other.

      o Management could recommend more risky loans to us, because Cornerstone Ministries Investments could receive dividends from a higher return and might not receive any dividends from more conservative investments. We can pay dividends on our common shares only after we have paid an 8% dividend return on the offering price of preferred shares, for all the time they will have been outstanding. If our investments earned only enough to pay dividends on the preferred, Cornerstone Ministries Investments would get no dividends on its common. We will protect against that conflict by having all loans approved by at least three of our four independent directors. Management will have to explain its reasons for each recommendation.

      o We may buy loans from Cornerstone Ministries Investments, sell loans to it or participate in loans together. These transactions could help us manage our cash management and loan diversification objectives. While we can not buy any loan that is in default or in foreclosure, it would be possible for a transaction to favor Cornerstone Ministries Investments, at our expense. Our management is required to describe all foreseeable conflicts of interest and any transaction must be approved by a majority of our independent directors.

      o Cornerstone Capital Advisors, or any other service provider used by us and by Cornerstone Ministries Investments, could prefer one client over another, in the quality or timeliness of its services. We have limited Cornerstone Capital Advisors' responsibility to processing, accounting and reporting functions, not any decision-making. All of our service providers can be discharged by our board of directors and all of them are under a duty to be open, honest and fair to each client.


Our objectives


Our objectives are to finance the specialized facilities needed for operating residential and support communities at a cost that is affordable to the tenants and profitable to our investors. We try to lend on real estate that the borrower is purchasing at prices below their potential market value. This may mean lending on incomplete projects and financing their completion, or financing the repositioning of distressed properties or the purchasing in large quantities at a discount (such as a block of single family homes.) We often realize a profit through their sale or refinancing of the property. We are short-term lenders and expect that properties will be developed and managed to a stage where they will either be sold or they will be refinanced with conventional loans or bonds. Our loans generally have monthly payments of interest and principal amortization calculated as if they were for a 30-year terms, so they can be serviced from the borrower's current income. However, they become due in full within up to three years. Within three years, we expect our borrowers to have repositioned a project, or otherwise strengthened their income (primarily through new management), so that they can obtain long-term loans at lower interest cost. For example, a senior housing facility, when it reaches a sustainable operating level, may qualify for a 30-year, fixed-rate tax exempt municipal bond issue. Even if it could have obtained that bond financing at an earlier stage, it would have had been locked in to a substantially higher interest rate for 30 years. By borrowing from us short-term and refinancing at a lower rate, the overall project cost may be substantially reduced.


Borrowers will agree to use the loan funds to purchase or develop facilities consistent with our goals. The loans will be secured by a first or second mortgage on the properties and other collateral and guarantees. None of the loans is likely to be insured or guaranteed by the FHA, the VA or other government-sponsored program. We will charge loan fees of between 5% and 10% of the loan amount and annual interest rates between 8% and 10%. Our fees and interest rates are similar to the costs of specialized construction loans or underwritten bond issues, and substantially less than subprime lenders. Banks and insurance companies, who make loans on similar properties that are fully developed and operating, typically charge lower loan and interest rates. We are paid more because of our experience, advice and willingness to finance communities in their development stage. Our costs of administering these development loans require us to charge higher loan fees and interest rates.

The types of properties on which we make loans

Wellstone Communities finances communities, that is, buildings in which groups of people come together to either live or work or learn, or all three. These communities are of two basic types: residential communities and support communities. Residential communities are where individuals and families live, including apartments and single-family homes that are occupied on a rental basis for either a short or long period. Support communities are where people gather to change or grow as individuals. They include daycare centers, private schools, charter schools and churches. What is common to all the properties on which we make loans is that there is a non-profit faith-based sponsor seeking to make a significant difference in a community.

Residential communities. These are the types of residential communities that we initially expect to finance:

      Senior housing. We will seek to lend on various types of independent living facilities. These may include apartment buildings, as well as detached and semi-detached homes, all occupied by seniors. They may be part of campuses with a variety of housing types. They will normally not be licensed to provide skilled care or assisted living services, unless on a limited basis. A non-profit sponsor will be the borrower for the properties we lend upon. The sponsor will then lease individual units to residents. The non-profit sponsors will contract for independent professional management. We must approve their selection of management and contract terms. Payments to us on our loans may have increases, based upon occupied square feet, including common areas, and may be graduated to reflect growth in occupancy, income or other measurable increases.

      Work force housing - multi-family. We may lend upon apartments or other multi-family housing. They may include an affordable income component. These properties will typically have more than 80 units each, to reach economies of scale in operation.

      Work force housing - single-family. This is housing offered primarily to moderate income residents entering, or returning to the single family home market. We plan to finance a non-profit community sponsor in purchasing a block of single family homes, under conditions that give rise to pricing below market value. The sponsor will offer a two to three-year lease of individual homes, with the right for qualified tenants to purchase the home.

      Student housing. We believe there is a significant market for lending on student housing for the smaller, private, religious colleges and universities. We would lend money for the purchase or construction of basic apartment buildings which can house up to 100 students in two, three and four-bedroom units, including those for married students. The apartments would be marketed under contract by the college and managed by the college or an independent firm.

Supportive communities. These are the types of supportive communities on which we initially expect to lend:

      Daycare facilities. We intend to provide loans on properties that are operated as childcare facilities or that can be modified to be used as childcare facilities. These may be in conjunction with our loans on residential communities or as standalone facilities. Wellstone Communities will finance the buildings and permanent equipment for nonprofit sponsors to provide services to the community. We will seek to have our sponsor/operators qualify for state government payments to childcare and pre-school programs, as well as federal government tuition subsidies.

      Private schools. We believe that the number and quality of private schools is increasing rapidly and that these schools often have more qualified applicants than they have available spaces. Wellstone Communities will lend to non-profit schools so they may acquire existing school properties, or properties to be developed. We believe schools will grow and reach full operational capability, and revenue, if they are able to operate a full program from their outset in facilities that enhance their mission.

      Charter schools. These are an education alternative between the private school and the public school. They receive a charter from government educational authorities to operate as a school. Upon meeting standards, they receive government funding of from $4,000 to $6,000 per student for each school year. This funding is often supplemented by tuition from participating families. Wellstone Communities plans to provide the initial funding for their facilities. After a charter school, or a private school has an operating history, they may obtain bank or bond financing to pay off their loans from us.

      Churches. We may lend on a building developed as a church facility, which can also house a school or daycare facility. We would have to determine that the combined use would project sufficient income to pay our loan.

Our policy is to have nearly all of our assets invested in loans on properties used for these described purposes. The allocation between residential and support communities will reflect the judgment of our board of directors about the income and gain opportunities available and the diversification of our assets. The percentages of our total assets allocated to each type of loan will change, based upon the amount of our total assets and the opportunities we find.

The amount invested in any one loan is limited to $1 million or 20% of our total assets, whichever is the larger amount. Currently, 20% of our total assets would be approximately $200,000. Upon sale of the minimum amount of this offering of convertible preferred stock, it would be approximately $600,000. We do not have any set limits on the amount of loans we can make to any one borrower or the amount of properties that can be under any one firm's management. This is because we consider the security for our loans to be primarily the property value and we do not want to limit our ability to use the same people in the management of several similar communities. Our preferred geographical area is the southeastern United States, including Texas. We have no limits on the amount of our loans in any one state.


We will keep some of our assets in bank accounts and very liquid bank or government securities, in order to meet our obligations for paying dividends and operating expenses. Initially, the amount will be intended to cover three months of administrative services fees and operating expenses, plus an accumulation intended for dividend payments.

Our investments at the date of this prospectus are one loan we made directly and two loans that had been made by Cornerstone Ministries Investments. We purchased those loans at a price equal to their unpaid principal balances and accrued interest receivable. We may purchase additional loans from Cornerstone
Ministries Investments, to achieve our objectives for current income and diversification. Any future purchases will be reviewed by our independent directors as described in the next section and in "Certain transactions with our affiliates."


Our lending standards

We expect our loans to supportive communities to be between $250,000 and $1,500,000, while our loans to residential communities would be from $2.5 million to $15 million, due to their larger scope and size. The amounts within these ranges would increase as our assets allow adequate diversification. Most loans will be for the acquisition and renovation of existing facilities, while some may be for development of a new facility. We review all construction estimates and have periodic project monitoring by third party inspectors. On these larger residential community loans, it is our policy to loan only up to a third of the total requirement for each project and have other lenders participate in funding the balance. However, we may first fund an entire loan and then sell or refinance part of it.

Our loans are made for one year. There can be up to two annual renewals, at our discretion and with additional fees. All loans are secured by the real estate and by an assignment of all rental or other income from the property. We may also require additional security, such as personal guarantees and the pledge or escrow of liquid investments from the borrower or its members. All documents evidencing our loans are recorded.

In deciding whether to make a loan and on what terms, we use both objective and subjective criteria, which vary depending on the nature of the borrower. For churches and loans to similar organizations, we examine:

      o     Membership trends and growth potential
      o     Historical financial performance and patterns
      o     Value of real estate and other collateral

For loans to other borrowers, it is our practice to review:

      o     Proposed business plan and management
      o     Market and demographics
      o     Current and/or projected earnings
      o     Current and future value of the real estate and other collateral

Since our loans are for the development of communities, we look to the financial condition and operating results that are expected when the borrower has reached a stabilized level of operations. Our standards are a stabilized operating cash flow to debt service ration of 1.25 and a collateral value of 120% of the loan amount. We require the value of all loan collateral to be established by third party certified appraisers, who have specialized knowledge of the type of borrower and project or property. We require all the customary loan documentation for commercial loans, which includes survey, title reports and title insurance, liability and property insurance coverage, environmental affidavits and reports. We may also require market studies and other documents as we consider useful.

All our loans are reviewed by our two senior officers, who have a combined 50 years of construction and lending experience. Loans are then subject to approval by our board of directors, whose combined experience with nonprofit and real estate lending exceeds 100 years.

Our mortgage loan policies

We would consider a loan to be in default if any one or more of the following events occur:

      o     a borrower fails to make a payment when due;
      o     a borrower fails to repay the loan when due;
      o any representation or warranty made by a borrower, an endorser, guarantor or other party liable under the loan proves to be materially false;
      o a borrower fails to perform on any of the covenants, terms or conditions contained in any loan document, including the maintaining of appropriate insurance coverages on the loan; or
      o     a borrower is declared insolvent and/or a receiver is appointed

Any failure by a borrower to pay interest or principal when due would reduce our revenues and may subject us to paying additional costs to protect our security interest in the loan, such as:

      o     costs of foreclosure, including attorney fees;
      o     past due real estate taxes and insurance premiums;
      o     payments  to  keep  any  superior   encumbrances  current  to  avoid
            foreclosure by others;
      o     costs to maintain or improve property before a foreclosure sale.

Foreclosure is the secured creditor's right to have the property sold and the sales proceeds used to pay up to all of the principal and interest due, and to reimburse the costs of the default and foreclosure proceedings. The state in which the property is located has laws about the rights of debtors and creditors, including how long the proceedings may take. Debtors may be able to make those proceedings take longer and be more costly for the creditor, by filing for bankruptcy protection or starting litigation against the creditor.

If we become aware of any event of default, we send a notice to the borrower requiring strict compliance with the terms and conditions of the loan documents. The borrower will have the time specified in the loan documents (usually thirty to ninety days) to cure the event of default. If we are satisfied that the event of default has been satisfied, then we will not take any further action unless there is a further event of default. If an event of default remains uncorrected by the borrower, then we have the option of declaring the entire note, plus accrued interest and any sums advanced by us, immediately due and payable. A default rate of interest will be charged to the loan of 1% per annum above the rate in the note. We can also take any and all legal remedies we deem necessary to collect on the obligation from the borrower, its endorsers, guarantors, or other parties under the note. This may include seeking a foreclosure judgement against any or all of these parties, according to the applicable laws in each state. Foreclosure can be a long and expensive process, and can result in our incurring significant legal costs, which we may not be able to collect if the property is sold at foreclosure or auction. We may take possession of the property directly, or by a court appointed receiver, and take all actions necessary for its operation and maintenance. While we are in possession of a property, we would be responsible for its maintenance and operating expenses, and be subject to fluctuations in its resale value.

Competitive conditions for our lending


Our key lending market areas are in the Southeast United States, from Texas and Oklahoma eastward and including Arkansas, Missouri, Tennessee, Alabama, Mississippi, Georgia, North and South Carolina and Florida. We believe that Cornerstone Ministries Investments is the only other lender, in our direct market, that is making loans on the types of properties described above, to churches and other nonprofit owners, in our loan size range. We are the only lender we know in the market for starting or developing residential and supportive communities. This is a description of the types of lenders in the broader market for financing churches, retirement facilities and moderate-income housing:


      o Conventional lenders. These are the commercial banks, insurance companies and other institutions that make mortgage loans on large commercial and housing projects. Their criteria generally exclude loans below $1,000,000 and loans for the early stage development and operation of nonprofit facilities.

      o Construction lenders. Banks and savings associations often supply initial funding while facilities are being built. However, they generally require a "take-out" loan commitment, that is, a promise from a conventional lender that a new loan will be made when the construction is complete and that loan will pay back the construction lender. We make loans that pay for the construction or rehabilitation phases and continue until the facility is operating at a level that will attract financing from one of the other types of lenders described in this section.

      o Bond underwriters. There are securities broker-dealers who originate and sell church bonds. Their investors often include members of the church being financed, as well as customers of the broker-dealer. The number of church bond underwriters has decreased in recent years and their minimum offering amounts have increased. Also, young churches are often unwilling to incur the long-term, fixed-rate commitment of bonds. Broker-dealer firms may also market tax-exempt bonds, where the conduit issuer is a government instrumentality qualified for paying interest that is exempt from income taxes. This method is not available to religious organizations. For other residential or supportive communities, the high cost and long time it takes to originate tax-exempt bonds often makes them unsuitable.

      o Nonprofit funds. Church denominations have created funds that finance activities for their own denomination only. They often have limited funds and purposes for which they will lend. We may loan to any church or denomination and, as we have increased resources, we expect to provide the larger loans required by growing denominations.

      o Government programs. The federal government has several programs to finance moderate-income housing. The government makes very few direct loans and usually acts as a guarantor on loans originated by banks and other conventional lenders. Government programs can be cumbersome to obtain and very restrictive in their requirements, especially for faith-based borrowers. These programs can provide long-term financing to repay our loans.

      o Real Estate Investment Trusts. These are investment vehicles that can avoid paying corporate income tax by distributing nearly all income to their shareowners. Some REITs specialize in retirement homes or in multi-family residential projects, but usually as owners, not lenders. We know of no REITs for churches, daycare or single-family housing.

      o Subprime commercial lenders. These lend to borrowers with an impaired credit history and charge substantially higher fees and interest. We do not lend to borrowers with these characteristics.

We plan to maintain our competitive position by selecting properties and nonprofit sponsors that require development and management to reach their potential in providing residential or supportive services. We will contribute our experience with similar projects and our knowledge of the people who have successfully developed and managed them. In return, we will contract for participation in any gain on the sale or refinancing of the project.

Other investments and affiliations

The investment policies described in this prospectus may be changed by our board of directors, without a vote of our shareowners. Our plan to own a bank is described later in this prospectus. We have no other current plans for any investment in or affiliation with any other entity.

                         Description of the Loans We Own

This is information about the loan we made on December 4, 2002:


                   Loan          Date of         Interest         Property           Loan           Appraised      Maturity
Borrower          amount          loan             rate           location        collateral          value          date
--------          ------          ----             ----           --------        ----------          -----          ----
Ecclesia Church  $400,000        12/15/02          10%         Birmingham AL   church building      $500,000       12/04/03


This is information about the loans we purchased from Cornerstone Ministries Investments on January 23, 2003:

                          Loan         Date of      Loan balance at        Interest      Property          Loan          Maturity
Borrower                 amount         loan       January 23, 2003          rate        location       collateral         date
--------                 ------         ----       ----------------          ----        --------       ----------         ----
REAL Baptist Church     $216,003       1/07/02         $216,003              10%        Dallas TX     church building    7/07/03

Grace Reformed
  Presbyterian Church    375,000       3/28/02          375,000               10      Woodbridge VA   church building    5/13/03*


      * This loan was repaid in full on its maturity date. This is information about the loan made with a portion of the proceeds from this repayment:

                            Loan       Date of       Interest      Property             Loan           Appraised       Maturity
Borrower                   amount       loan           rate        location          collateral          value          date
--------                   ------       ----           ----        --------          ----------          -----          ----
Greater Deliverance
  Apostolic Church        $217,060     5/30/03         10%         Dallas TX       church building      $265,000       6/01/04


All  payments  by the  borrowers  on each of these three loans have been on time
since  the  loan  was  initially  made  by  us  or  by  Cornerstone   Ministries
Investments. Before we purchased these loans, information about them was reviewed by our independent directors, who have no affiliation with Cornerstone Ministries Investments or with Cornerstone Capital Advisors, and who have no interest in the transactions. The independent directors who reviewed making and purchasing these loans were Messrs. Ostlie and Moore. These independent directors determined that the purchases were on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In making their determination, the independent directors were offered access, at our expense, to our lawyer or to independent legal counsel, but neither sought legal advice.


All administrative services for our loans and other business activities are being provided by Cornerstone Capital Advisors, Inc. We have no employees or office space, equipment or other facilities and do not plan on hiring any employees or acquiring or renting office space for at least the next 12 months.

                             Our Plan to Own a Bank


A reason for our incorporation was for us to own a bank, as an additional way for people to have their money used for financing residential and supportive communities. Cornerstone Ministries Investments' reliance upon bond financing meant it had a level of debt obligations that regulators will not permit for a bank holding company. We plan to purchase an existing bank or start a new one. We intend for it to be federally-chartered and regulated by the Office of Thrift

Supervision, with deposits insured by the Federal Deposit Insurance Corporation and borrowings available to it from the Federal Home Loan Bank System and the Federal Reserve System. Our purpose is to provide The bank would offer FDIC-insured checking and savings accounts and certificates of deposit and provide related customer services. It would also have access to borrowings from the Federal Home Loan Bank of Atlanta. These funds would be invested primarily in the same types of mortgage loans as we described earlier in this prospectus for our Wellstone Communities lending.

Our criteria for acquiring a bank

Criteria we would use if we were to acquire a bank include:

      o     Purchase price of not more than $8 million
      o     Established and experienced management
      o     Adequate capital and loan loss reserves
      o     History of profitable financial performance
      o     Review by our independent auditors, consultants and legal counsel
      o     Ability to convert to a thrift charter in a timely fashion
      o     Good standing with federal and any state regulators
      o     Able to relocate home office to our Cumming, Georgia headquarters
      o     Funds available for investment and lending
      o     Adequate   working   capital   (when   combined   with  our  capital
            contribution)

Our management and advisors have surveyed our current market area and have found small community banks in a number of locations that meet most or all of these criteria. We have not had any preliminary discussions or negotiations with the owners of any bank or their representatives about the acquisition of a bank. We do not have any preliminary agreements or understandings for hiring a president for a bank we would acquire or start.

The steps to acquire a bank


If we decide to acquire an existing bank, we estimate that it will take approximately six months from the time we have negotiated a non-binding letter of intent to acquire the bank to the time the bank would begin operating under our ownership. We expect to spend approximately $250,000 in this process, excluding the acquisition price and any broker's commission or finder's fee. Though we believe that we could begin the acquisition or start-up process with just $2,000,000 in available funds, we feel that a minimum of $10,000,000 allocated will allow us to pursue either strategy, be adequately capitalized and provide for start up expenses and any other contingencies. We will not proceed further than spending up to $100,000 until we have sold a minimum of $10,000,000 in this convertible preferred stock offering. Should our total net proceeds from this offering be less than $15,000,000, then we intend to suspend any bank acquisition. We would continue, however, to review our bank strategy and would re-activate it should capital funds become available.


It is possible that we would acquire a state chartered bank and convert it to a federal savings association. We intend to open a branch in Cumming and move the bank's headquarters there. This table summarizes some of the important steps involved, conditions to complete each step and the month after starting by which we would expect the step to be completed. If we acquire a bank, we believe that we may retain most of the bank's senior management and have assumed as much in the preparation of this table.

      Step to                        Conditions                                  Month after start in
      be taken                      to complete                               which step to be completed
      --------                      -----------                               --------------------------
Negotiate definitive          Ability to agree on terms,                                second month
 purchase agreement           timing and conditions

Due diligence of bank         Review accounting, legal, financial,                       third month
  and management team         other records, interview management

Recruit board of              Finding qualified people                                  second month
  directors and CEO           who want to serve

Pre-filing conference         Prepare business plan, budget,                            second month
  with regulators             Community Reinvestment Act analysis,
                              gather market, demographic data

Regulatory filings for:       Complete appropriate forms                                 third month
   o  thrift charter
   o  branch office
   o  move home office
   o  thrift holding company
   o  FDIC insurance
   o  State licenses

Respond to regulators'        Meet all regulatory                                        fifth month
  questions, comments         requirements

Regulatory approval           Comply with conditions, such as                            sixth month
                              raising specified amount of capital

Closing acquisition           Sufficient capital raised                                  sixth month

Open Cumming branch,          Hire employees, conduct opening                            ninth month
  move home office to         activities as provided in regulatory
  Cumming                     approvals

The steps to start a bank

If we decide to start a new bank, we estimate that it will take approximately eight months and $400,000 from the time we have sold the minimum in this preferred share offering to the time the bank would open for business. This table summarizes the steps involved, the conditions and funding for each step and the month after starting by which we would expect the step to be completed:

      Step to                      Conditions                              Funding                  Month after start in
     be taken                      to complete                            necessary              which step to be completed
     --------                      -----------                            ---------              --------------------------
Recruit board of              Finding qualified people            $12,000 a month, eight                first month
  directors and CEO             who want to serve                  months, about $100,000

Pre-filing conference         Have business plan,                 $10,000 a month of legal             second month
  with regulators                 budget prepared                  fees to a $100,000 total

Gather market data            CEO, legal counsel,                 $30,000 for advisors and             second month
  and demographics               experienced advisors              administrative assistance

Prepare financial             Business plan and market            $10,000 for accounting               second month
  operating projections             data support viability         expert

Prepare, file charter,        Coordinated effort among            $20,000 filing fees                   third month
 FDIC, holding company          CEO, counsel, advisors             costs
 applications

Respond to application        Being able to meet standards        Monthly costs described               sixth month
 review requests                for regulatory approval            in earlier steps

Rent facility, hire staff,    Clear regulatory approvals,         Up to $40,000                        eighth month
  complete procedures            find people and space

Pre-opening training,         All preceding steps                 Up to $100,000                       eighth month
  supplies, services

Begin operations              Having raised required core
  capital in this offering

We have allocated up to $10 million from the proceeds of this offering to start or acquire a bank. Our criteria for acquiring a bank includes a purchase price of not more than $8 million. That would leave $2 million for the acquisition expenses and for any additions to the bank's capital that would be necessary to cover changes and expansion to fit our operating model for a bank. The purchase price for existing banks is typically equal to the amount of the bank's capital, that is, it's net worth or shareowners' equity, plus an additional amount to reflect the fact that the bank is a going concern, with a base of depositors and borrowers. If we start a new bank, we would be investing capital to support the bank's growth, particularly in its lending. We estimate that a capital investment of at least $5 million, and up to $9 million would be required to bring the bank to a size at which it could be self-supporting in income, cash flows and maintenance of its regulatory capital ratios.

Operations and competition for our bank

Our bank will operate to serve the needs of families and small businesses for safekeeping of their funds, access through checking, ATMs, mail and online banking and for record keeping. We expect to have at least one banking office for personal service. We will try to be competitive in our service, interest rates and charges, both with other banks and with the nonbank providers, such as credit unions, mutual funds and securities brokers. However, most of these will be far larger and offer more services than our bank will. Our principal competitive attraction will be the use to which we put our customers' money.

We will hire an experienced president for the bank. It will have its own board of directors, chosen by Wellstone Communities as the owner. We will select individuals with experience that we believe qualifies them to set policy and monitor performance of the bank. Data processing, legal, accounting, management consulting and other services will be contracted from established providers to similar banking operations. We plan to keep our employees and facilities to the level necessary for our obligations to customers and regulators.

Bank regulation and supervision

Our bank will be heavily regulated in its operations. Extensive reports must be filed and bank examiners will review our records and operations. There will be a continuous flow of new rules to follow and changes in banking laws and regulations. There are fees and assessments for the bank, to cover the cost of supervision and examination. This regulation is there to protect depositors, rather than for the bank's owners. The FDIC could terminate its insurance of deposits if it found that our bank had engaged in unsafe and unsound practices, was in an unsafe or unsound condition or had violated FDIC rules. The rate of payment for FDIC insurance is increased if a bank is considered undercapitalized or has an unfavorable supervisory evaluation.

Regulations require a bank to maintain minimum levels of equity capital, based upon the amounts and types of the bank's assets, as well as analyses of the bank's risk from changes in interest rates, the nature of its loans and other factors. This could require Wellstone Communities to invest more capital into the bank. An OTS rule prevents a bank from paying dividends unless it meets regulatory capital levels. A bank is also required to maintain an amount of cash (or very safe, liquid securities) equal to a specified percentage of the bank's net withdrawable deposits plus short-term borrowings.

Our bank would have to meet the definition of a "qualified thrift lender," to exercise the powers granted to federally chartered savings banks. These require the bank to have 65% or more of its assets in housing related loans and some other types and amounts of assets, which can include loans on churches and schools.

There are many other regulatory limits and requirements for a bank that could affect our bank's operations. These include limits on the amount of loans to any one borrower, on transactions with its affiliates, on the amount of commercial real estate loans and the amount of any equity investments. The bank would be required to adopt and follow a plan to help meet local community credit needs and would be required to comply with consumer protection laws. New laws and regulations are frequently proposed and we could change or drop our plan to own a bank if our board of directors decided it would no longer further our purposes.

Central bank borrowing ability

Our bank will be eligible to borrow from the Federal Home Loan Bank of Atlanta. These borrowings can be to cover customer withdrawals and the bank can also borrow to expand its business by making more loans. If our bank exhausted its Federal Home Loan Bank borrowing capacity, it could be eligible to borrow from a Federal Reserve Bank.

Regulation of Wellstone Communities as a bank holding company

Acquiring the bank will make Wellstone Communities a "savings and loan holding company," required to file with the OTS and be subject to its regulation and examinations. Our business operations would have to be within those permitted by rules of the OTC and the Board of Governors of the Federal Reserve System. Current rules would not keep us from the activities described in this prospectus. These holding company laws have been changed in the past and may be again. We could be faced with having to restrict our business or sell our bank. We would not be able to acquire another bank without OTS approval.


Environmental laws

Under various federal, state and local laws, an owner or a mortgage lender may be liable for the costs of removal or remediation of hazardous or toxic substances from a property, even if they did not cause or even know about the contamination. The costs and liability are not limited and could be more than the value of the property. The presence of these substances may make it difficult to sell the property. Environmental laws also govern the presence of asbestos in buildings and may require removal or precautionary action. They may also impose fines and allow recovery for injury from exposure to asbestos. We require an environmental report or affidavit before we make a mortgage loan or purchase a property. This is a changing area of law and we could have material extra costs or liability from being mortgage lenders or owners of real property.

Government regulations

We do not make any loans to consumers, so we are not subject to the many federal, state and local laws about lending. We are not required to be licensed in the states in which we operate. Our borrowers will be subject to some of the laws intended to protect the public from building hazards and to make buildings accessible. We cannot monitor compliance with all these laws. Enforcement action against the building or our borrowers could interrupt our receipt of payments and decrease the value of the property. We do not believe that any material changes are currently required to any of the properties securing our loans. The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.


Legal Proceedings

We are not a party to any material legal proceedings.

                           Management of our Business

Our board of directors is responsible for setting policies and for hiring and retaining management. Directors are elected by our shareowners for three-year terms. Each share of common and each share of preferred stock has one vote for each director position. Messrs. Fox and McLaughlin will serve until the annual meeting in 2003, Messrs. Ostlie and Moore until the 2004 meeting and Messrs. Ottinger and Brooks until the meeting in 2005. Our bylaws provide the methods for nominating and voting for directors. This is information about the directors and officers presently serving Wellstone Communities Inc.:

Name, residence address                      Age           Responsibility
-----------------------                      ---           --------------

John T. Ottinger                              48       Director, Chairman of the
923 Spring Glen Place                                   Board, President, CEO
Suwanee, GA 30024

Cecil A. Brooks                               70       Director, Secretary
10206 Big Canoe.                                        and Treasurer
Jasper, GA  30143

Theodore R. Fox                               70       Director
10575 Big Canoe
Jasper, GA  30143

Richard E. McLaughlin                         70       Director
2627 West Grand Reserve Circle #511
Clearwater, FL  33759

Edward Moore                                  70       Director
2802 Enchanted Circle
Garland, TX 75042

David Ostlie                                  54       Director
300 International Parkway, Suite 190
Heathrow, FL 32746


      John T. Ottinger. has served as Vice President of Cornerstone Ministries Investments since it was founded in 1986. Mr. Ottinger is also its Chief Operating Officer and Chief Financial Officer. On November 20, 2002, he became Chief Operating Officer, Chief Financial Officer of Cornerstone Capital Advisors. Mr. Ottinger graduated from the University of Delaware in 1976 and spent eight years in the lodging industry. He has served as pastor of an established church as well as organizing pastor in North Carolina. Mr. Ottinger has 16 years of extensive experience in church lending.

      Cecil A. Brooks has served as Chairman of the Board, President and Chief Executive Officer of Cornerstone Ministries Investments since it was founded in 1986. On November 20, 2002, he became Chairman of the Board, President and Chief Executive Officer of Cornerstone Capital Advisors. Mr. Brooks graduated from Mercer University in 1952. After a varied career in sales and management, including real estate sales and development, he graduated from Reformed Seminary in 1975. He served as pastor of Trinity Presbyterian Church in Miami, Florida and on the staff of Mission to North America of the Presbyterian Church of America from 1983 to 1994. He formed the Investors Fund for Building and Development and was its president until its 1985 merger into Cornerstone
Ministries Investments. Mr. Brooks has served on the boards of a number of non-profit organizations concerned with foreign missions and housing for the elderly. He has over 16 years experience in all areas of the church and nonprofit mortgage lending and development business and has worked closely with church bond underwriters and broker-dealers.

      Theodore R. Fox served as a director of Cornerstone Ministries Investments from 1996 until he resigned on February 28, 2003 to join our board on the same day. He received a Bachelor of Business Administration degree in Management from Georgia State University. Mr. Fox had a 24-year career with Law Engineering Company, retiring as Assistant Vice President. From 1993 to 1998, Mr. Fox was employed part time with Cole Henderson Drake, Inc., an advertising agency in their finance department, maintaining their financial records. Mr. Fox is a past Chairman of the Board of the National Association of Credit Managers.

      Richard E. McLaughlin served as a director of Cornerstone Ministries Investments from 1996 until February 28, 2003, when he resigned and joined our board. He has worked in the real estate construction and land development business since 1962. During his long career, he has developed complete subdivisions and constructed approximately 600 homes. Since 1977, Mr. McLaughlin has been the President and sole owner of Church Development Services, Inc., a consultant to churches in the design, development and construction of church properties, where he is responsible for all management. During the last ten years, Church Development Services, Inc. has consulted with more than 300 churches.


      Edward Moore owns Edward Moore & Associates, Inc., a real estate broker, where he has been the president and qualifying broker since 1977. His firm assists churches that are relocating, in selling their existing facilities and locating and financing new facilities. After four years in the U.S. Navy, Mr. Moore earned a B.A. from Samford University and a Masters in Divinity from Southwestern Baptist Theological Seminary. He was pastor of Baptist churches in Pleasanton and San Antonio, Texas. From 1964 to 1991, he worked with Security Church Finance, Houston, Texas and with other business involved in real estate finance and development. He completed the certification program for the Mortgage Bankers Association at Stanford University.

      David Ostlie has, since October 2000, been the managing member and co-CEO of Certus, LLC, a developer and manager of senior housing facilities. From January 1996 through September 2000, Mr. Ostlie was senior vice president and partner of Merrill Gardens, Inc., a developer and manager of senior housing. By the year 2000, he was responsible for acquisition of sites and operating 52 communities (5,700 apartments) in 17 states. He received a B.S. degree in management and psychology from G. Fox University and completed advanced studies in healthcare management and hospital management at the University of Washington and University of California.

Independent directors


Decisions involving Cornerstone Ministries Investments or Cornerstone Capital Advisors require the approval of a majority of the independent directors, as well as a majority of the full board. We define an independent director as one who is not an officer or director of Cornerstone Ministries Investments or Cornerstone Capital Advisors, nor a five percent or more owner of either of them. However, Messrs. Fox and McLaughlin served as directors of Cornerstone Ministries Investments until they resigned, on February 28, 2003, to join our board . They were thus "associates" of Cornerstone Ministries Investments, under rules of the state securities regulators, which also means they were also "promoters" of our formation and not independent directors. Under that definition, only Messrs. Moore and Ostlie are independent directors. We will maintain at least two independent directors on our board.


Audit committee


The board has established an audit committee of two independent directors, Edward Moore and David Ostlie. The audit committee will make recommendations to the board concerning the engagement of independent accountants, review their independence, the services they provide and the results of the audit engagement. The audit committee will also consider the range of audit and any non-audit fees and review the adequacy of our internal accounting controls. . We plan to appoint, by December 2003, a director and audit committee member who is a "financial expert," as defined by regulations adopted under the Sarbanes-Oxley Act of 2002.


Loan approvals


Each loan we make must be approved by a majority of all directors. If it is a loan purchased from Cornerstone Ministries Investments, or made jointly with it, a majority of the directors independent from Cornerstone Ministries Investments must also approve the transaction. Most of our directors' experience in making similar loans has been as management or directors of Cornerstone Ministries Investments, which has made 257 loans since it began in 1986. None of those loans has ever resulted in foreclosure, bankruptcy or other default proceedings. Cornerstone Ministries Investments has never failed to collect interest or principal on any of its loans.


Meetings and compensation of directors

The directors meet at least annually and more often as needed. The audit committee meets at least once annually. Directors receive $100 for each conference call board and committee meeting they attend and $200 for each face-to-face meeting attended. We reimburse them for travel expenses to attend meetings.

Executive compensation


There has not yet been any compensation paid to our executives. During 2002, Mr. Brooks and Mr. Ottinger received all of their compensation from Cornerstone Ministries Investments, which was $150,000 for Mr. Brooks and $125,000 for Mr. Ottinger. They will receive all their compensation in 2003 from Cornerstone Capital Advisors. They will each dedicate 25 hours of their work week to our business and 25 hours per week to Cornerstone Ministries Investments' business. Compensation paid to Messrs. Brooks and Ottinger will be allocated as an expense to Cornerstone Ministries Investments and to us on a percent of combined assets basis.


Indemnification of directors and officers and limitation of their liability

No director of Wellstone Communities will be personally liable to it or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (A) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation;
(B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (D) for any transaction from which the director received an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each of our directors will be eliminated or limited to the fullest extent permitted by applicable law, as amended. Officers or directors are not liable to Wellstone Communities or its shareowners, under Georgia law, if they acted in a manner they believed in good faith to be in or not opposed to our best interests. They are not liable in any criminal proceeding if they had no reasonable cause to believe their conduct was unlawful. As permitted by Georgia law, we will indemnify our officers and directors against liability and their defense costs in any proceeding in which they have been successful or where the directors who are not involved determine that the applicable standard of conduct has been met. We will pay reasonable expenses, including attorneys' fees, incurred by directors or officers in advance of the final disposition of a proceeding, if they furnish written affirmation of good faith belief that they have met the applicable standard of conduct, together with a written promise to repay any advances if it is determined they are not entitled to indemnification. Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. We do not presently carry any insurance against the liability of our officers and directors.

Administrative services agreement with Cornerstone Capital Advisors


We have an agreement with Cornerstone Capital Advisors, Inc. for Cornerstone Capital Advisors to provide our administrative and "back-office" services, subject to the direction and supervision of our officers. The services include loan application and closing process, accounting, investor relations and management information systems. We will reimburse Cornerstone Capital Advisors for all its expenses for performing its duties under the administrative services agreement, including employment and office expenses. We will not pay a set, periodic fee but we may pay incentive compensation to Cornerstone Capital Advisors for good performance. Our base for good performance is expected to be that our preferred shareowners will have received dividends equal to an annual rate of eight percent on the price paid in this public offering, for all the time the shares will have been outstanding. The factors above that base, and the amount of incentive compensation will relate to our directors' judgment on extent to which Cornerstone Capital Advisors' services will have contributed to the results. We have agreed to indemnify Cornerstone Capital Advisors against any liability or costs from its claimed acts or omissions in its duties under the agreement, except those due to its bad faith, misconduct or gross negligence.

The administrative services agreement was approved by unanimous vote of our directors. The independent directors were offered access, at our expense, to our lawyer or independent legal counsel, but none sought legal advice. The agreement was entered into on terms that are no less favorable to us than those that could have been obtained from unaffiliated third parties. The agreement will be in effect until December 31, 2003 and will renew for successive one-year periods, unless terminated upon 60 days' notice by a majority of the directors who are not affiliated with Cornerstone Capital Advisors. Cornerstone Ministries Investments, Inc., the owner of all of our common stock, has a similar administrative services agreement with Cornerstone Capital Advisors. Our two officers are also officers of Cornerstone Capital Advisors and of Cornerstone Ministries Investments.

Cornerstone Capital Advisors is a recently formed corporation. All of its directors, officers and employees came directly to it from similar positions they held with Cornerstone Ministries Investments. They are continuing to provide the same services to Cornerstone Ministries Investments as before, but now it is under an administrative services agreement with Cornerstone Capital Advisors . The purpose of forming Cornerstone Capital Advisors is to allow its management group to contract for their services with multiple businesses and to allocate its costs among them.


                    Certain Transactions with our Affiliates


On December 4, 2002, we issued 38,000 shares of our common stock to Cornerstone Ministries Investments in exchange for the $380,000 funding by it of a loan we made that day. Cornerstone Ministries Investments was responsible for our incorporation and is the owner of 100% of our common stock. Under federal and state securities laws, Cornerstone Ministries Investments would be defined as our "promoter."

On December 31, 2002 we issued 2,000 shares of our common stock to Cornerstone Ministries Investments, for $20,000 cash. On January 23, 2002 we issued 60,000 shares of our common stock to Cornerstone Ministries Investments, for $600,000 cash. The $10 per share price was determined by our board of directors as the price at which we would be offering shares of our preferred stock in this offering.

On January 23, 2003, we purchased two loans from Cornerstone Ministries Investments for a total of $591,003, which was the principal balance on those loans at the purchase date. The loans had been made by Cornerstone Ministries Investments in January and March 2002 and the principal balance was the remaining amount of what it had paid for the loans.

On December 15, 2002, we entered into an Administrative services agreement with Cornerstone Capital Advisors, Inc. for it to provide our administrative services. We will pay Cornerstone Capital Advisors, Inc. expense reimbursement, which we estimate will be $250,000 over the next twelve months if we sell the $50,000,000 maximum of this offering. We may also pay it incentive compensation, but not before the year 2005. Our two officers, Cecil A. Brooks and John T. Ottinger, are also officers of Cornerstone Capital Advisors, Inc.

Any future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and must be approved by a majority of our independent directors who do not have an interest in the transactions and who were offered access, at our expense, to our lawyer or independent legal counsel. The specific ways in which we will resolve conflicts of interest between Cornerstone Ministries Investments and us are described in this prospectus under the heading "Our Investment Policies: Our affiliations with Cornerstone Ministries Investments, Inc." We do not make loans to our officers or directors.


                    Principal Shareowner of our Common Stock


None of our preferred stock has been issued prior to the date of this prospectus. The following table shows the beneficial ownership of our common stock on June 30, 2003. We believe that the beneficial owner of the common stock listed below, based on information it has furnished, has sole investment and voting power over the shares it owns.


        Name and Address                    Number of Shares        Percentage of Total Common
      of  Beneficial Owner                 Beneficially Owned        Stock Beneficially Owned
      --------------------                 ------------------        ------------------------
Cornerstone Ministries Investments, Inc.        100,000                       100%
2450 Atlanta Highway, Suite 904
Cumming, Georgia 30040

                    Description of Preferred and Common Stock


Our articles of incorporation and the Georgia Business Corporation Code authorize us to issue up to 100,000,000 shares of common stock and 80,000,000 shares of preferred stock. We had 100,000 shares of common stock outstanding at January 31, 2003, held by one shareowner. We have not yet issued any shares of preferred stock. Only the 5,000,000 shares of Series A convertible preferred stock offered by this prospectus have been created for issuance, but other series, or additional shares of Series A, may be created and issued in the future. We may also issue debt securities. None of our officers, directors or owners of 5% or more of any class of our securities may legally or beneficially, directly or indirectly own any convertible debt or preferred stock that would be superior in right to the Series A convertible preferred stock in the payment of dividends, interest or liquidation proceeds. We will not issue any preferred stock to any of these persons except on the same terms as it is offered to all other existing shareholders or to new shareholders. We will not grant any options or warrants to buy shares our common or preferred stock with an exercise price of less than 85% of the fair market value of the underlying shares on the date of the grant.


This is a description of the rights of our common and Series A convertible preferred stock:

Dividend rights


No dividends will be paid to common shareowners until Series A convertible preferred shareowners have received dividends equal to an annual rate of eight percent on the price paid in this public offering, for all the time their shares will have been outstanding. After that, our board of directors may declare dividends on the common stock, until it has also received an eight percent cumulative annual return on the price initially paid for it. Any further dividends will be paid to the Series A convertible preferred and common shareowners in amounts determined by the board. Any shareowners who are also our officers or directors or own five percent or more of our common or preferred stock, and any of their affiliates, will not receive dividends on their shares until all other Series A convertible preferred shareowners have received their eight percent.

Voting rights

Owners of common stock and owners of Series A convertible preferred stock each have one vote per share of stock owned on all matters to be voted on by shareowners, including the election of directors. Owners of common and preferred stock are entitled to notice of any shareowners' meeting. A majority of all the shares issued is a quorum. The common and preferred shareowners vote together on all matters, except that the votes of each as a class are required to amend the Articles of Incorporation, change the rights of either class of stock adversely, merge, reorganize, recapitalize or sell substantially all our assets. However, the board of directors may amend the articles to increase the number of authorized shares of Series A convertible preferred stock or to describe the rights and preferences of one or more series of preferred stock having rights and preferences senior to or junior to the Series A convertible preferred stock.

Conversion rights

Each share of the Series A convertible preferred stock may be converted at any time into one share of common stock, subject to any adjustment in the conversion ratio because of any stock dividends, splits or other distributions. The common stock shareowners have no rights to convert their shares into any other class of stock.

Liquidation rights

If Wellstone Communities Inc. were to be liquidated, because of bankruptcy or otherwise, the owners of Series A convertible preferred stock would be entitled to receive $10 per share, from any assets left after payment of our debts and other liabilities. Any shareowners who are also our officers or directors or own five percent or more of our common or preferred stock, and any of their affiliates, will not receive anything on their shares in liquidation until all other Series A convertible preferred shareowners have received $10 per share. The owners of common stock would receive any remaining amount.

Preemption, redemption or sinking fund provisions.

There are no preemptive or other subscription rights, and there are no redemption provisions applicable to either the Series A convertible preferred stock or the common stock. We have no sinking fund provisions, to set aside money for any repurchase of our outstanding stock.

Anti-takeover provisions.

Our bylaws make it more difficult for someone to take control of the corporation, to the disadvantage of other shareowners. One provision is that a third of the directors are elected each year, for three-year terms, rather than having all the directors elected each year. Directors may only be removed for cause, and then only by a 75% vote of all outstanding shares. The board of directors, without shareowner approval, could issue preferred stock on terms designed to discourage a takeover.

We elected to be covered by a Georgia law which generally prohibits a merger or other "business combination" with the owner of 10% or more of our shares or other "interested shareholder" for a period of five years from the date they became an interested shareholder. Our "fair price requirements" bylaw requires that shareholders be paid at least a defined amount in any business combination with an interested shareholder. Otherwise, the transaction must be approved unanimously by the directors who are independent of the interested shareholder or by a majority of the shares not owned by the interested shareholder.

Transfer agent.

The transfer agent and registrar for our common stock is TransferOnline, Inc., 227 SW Pine Street, Suite 300, Portland OR 97204, telephone 503.227.2950, fax 503.227.6874, www.transferonline.com.

Additional shares of common or preferred stock

We may issue additional shares of common or preferred stock , without any vote by shareowners. Our board of directors has the authority to issue series of preferred stock and to set dividend rates and various rights and terms for a series, such as for redemption, the amount payable upon any liquidation of the corporation, conversion into other of our securities and any voting rights. Owners of Series A convertible preferred stock could be placed below any other preferred stock owners in their rights to dividends, liquidation distributions and voting on some matters. Preferred stock could be issued with terms that would have the effect of discouraging a change of corporate control or other transactions that some owners of other classes of stock might believe to be in their best interests.

Shares owned by or offered to our officers, directors or principal shareowners

The shares of preferred stock offered by this prospectus are superior in right to payment of dividends, interest and liquidation proceeds to any convertible debt and shares of preferred stock that are or may be legally or beneficially, directly or indirectly, owned by any of our officers, directors or principal shareowners. No preferred stock will be offered to our officers, directors or principal shareowners, except on the same terms as it is offered to all other existing shareowners or to new shareowners.

                  Future Resale of Common and Preferred Shares

The shares sold in this offering will be freely transferable, without restriction or further registration under federal securities laws. Sales of shares to residents of certain states or jurisdictions may require registration or an applicable exemption from registration provisions of the shares in those states or jurisdictions.

Order-matching service for preferred shares

The shares have not been listed on any registered national securities exchange or on the Nasdaq stock market and we have no present plans to request any listing. After completion of this offering, Wellstone Securities, a registered securities broker-dealer, will provide an order-matching service for persons wishing to sell or buy shares. Information will be available about any offers to buy or sell shares and about any recent transactions in the shares. Wellstone Securities will confirm accepted offers and handle the transfer of payment and stock certificates. It will charge a $50 fee per transaction, payable out of the purchase funds. It is possible that this service may not remain available. In that case, anyone wishing to sell shares would have to find a buyer and make arrangements for the price, payment and transfer of the shares.


All of our outstanding common stock is held by one shareowner, Cornerstone Ministries Investments, and we have no plans to issue common stock to anyone else. There is no public trading market for our common stock. There have been no dividends paid on our common stock and none may be paid until dividends paid on all of our outstanding preferred stock have equaled an annual rate of eight percent on the price paid in this public offering, for all the time the shares of preferred stock will have been outstanding. After that, the board may declare dividends on the common stock, until it has also received an eight percent return on the price initially paid for it. Our board of directors may then declare further dividends on the preferred and common shares.

Limits on resale of common stock as "restricted" shares

The 100,000 shares of common stock issued before this offering are "restricted securities" and may not be sold in a public distribution except in compliance with the federal Securities Act of 1933 or an applicable exemption under the Securities Act, including its Rule 144. Rule 144(k) provides that a person who is not an officer, director or principal shareowner of Wellstone Communities Inc. and who has owned shares for at least a year could offer and sell those shares through any trading market, if reporting and other requirements were met.

None of our common stock is subject to outstanding options or warrants to purchase, or securities convertible into, common stock, except for the Series A convertible preferred stock being offered. We have no compensation plans under which our equity securities are authorized for issuance.


                     Plan of Distribution for this Offering


Shares of Series A convertible preferred stock may be purchased directly from Wellstone Communities Inc. . This is a different plan of distribution than most public offerings of securities, where securities broker-dealers purchase the entire offering for simultaneous resale to their brokerage customers.

Sales of securities to the public may generally be made only through broker-dealers and their agents who are members of the National Association of Securities Dealers, Inc. Rule 3a4-1 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 allows an issuer, certain of its employees and "associated persons" to participate in the sale of the issuer's securities, if they meet the conditions of that Rule. Our direct offering will be made by:

      1. Mailing announcements of the offering to persons who have invested in Cornerstone Ministries Investments' securities. They will contain the information prescribed by Rule 134 under the federal Securities Act of 1933 and will offer to furnish copies of this prospectus upon request.


      2. Mailing copies of this prospectus and a share purchase agreement to persons who request them from us.

      3. Receiving and processing share purchase agreements and payment checks.


      Share purchase agreements received, and all communications about the offering, will be directed to John T. Ottinger, our president and chief executive officer. Cornerstone Capital Advisors employees will handle the mailings, the processing of documents and the ministerial and clerical work involved in effecting purchases. No one will receive any commissions or other compensation based on purchases made directly from us. The activities of our employees in these direct purchases are intended to be within Rule 3a4-1 of the federal Securities Exchange Act of 1934 and we will comply with securities regulations of the states in which the offering is to be registered.

We are also offering these shares through registered securities broker-dealers, as our agents. They include Wellstone Securities LLC, Huntleigh Securities Corporation, Commonwealth Church Finance, Inc. and G.A. Repple & Company. There is no firm commitment underwriting for the shares, that is, no securities broker-dealer will purchase all of the shares, for resale to its customers.
However,  the  broker-dealers  will be within the definition of "underwriter" in
Section 2(a)(11) of the federal Securities Act of 1933. These broker-dealers will be paid up to five percent in commissions for sales they make. Wellstone Securities LLC is expected to make the major amount of all sales through our agent broker-dealers Wellstone Securities LLC was organized and began operations in December 2002. Its principal business function is to provide retail investment brokerage services. It had 34 registered representatives at May 31, 2003. Its president and chief financial officer and its chief operating officer have 27 years and 21 years of experience in the securities business. The principals' experience includes selling, as agent and as a broker, corporate and municipal securities, and administering the financial and compliance responsibilities of a broker-dealer. Wellstone Securities LLC does not have common ownership with Wellstone Communities Inc., or with Cornerstone Ministries Investments. Neither we nor Cornerstone Ministries Investments share any of the same officers or directors with Wellstone Securities LLC or have any other material relationships with Wellstone Securities LLC, except for sales agency agreements and servicing agent agreements for this offering and for Cornerstone Ministries Investments' offerings of certificates of indebtedness and common stock. We have agreed to indemnify the broker-dealers and their controlling persons against any liability under Section 11 of the federal Securities Act of 1933, or state securities laws, in case any part of the registration statement, of which this prospectus is a part, contains an untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements in the registration statement not misleading. We have also agreed to contribute to any payments that the broker-dealers are required to make if this indemnity is not available.

We and the broker-dealers will be selling on a "best efforts" basis, without any commitment to sell the entire offering or any minimum amount. We expect to offer these shares of preferred stock to residents of Alabama, Arizona, Arkansas, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Maryland, Michigan, Mississippi, Missouri, Nebraska, New Jersey, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia, Wisconsin. The minimum purchase amount is 100 shares.


Escrow of minimum proceeds


We are making this offering on a minimum/maximum basis subject to subscription and payment for not less than the minimum 200,000 shares and not more than the maximum 5,000,000 shares. During the period of the escrow, all checks for purchase of shares will be made payable to Regions Bank, as escrow agent, and deposited into an escrow account by noon of the next business day after receipt. Escrowed funds will be invested only in those funds in bank accounts, short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States government. The sole duty of the escrow agent, other than specified in the escrow agreement, shall be to establish and maintain the escrow account and receive and hold the funds deposited by us. We acknowledge that the escrow agent is performing the limited function of escrow agent and that this fact in no way means the escrow agent has passed in any way upon the merits or qualifications of, or has recommended, or given approval to, any person, security or transaction. If the minimum is not sold in this offering, or if Cornerstone Ministries Investments has not increased its investment in our common stock by at least $362,500, by March 31, 2004, all proceeds deposited in the escrow account will be promptly refunded in full, with interest, but without any deduction for expenses. Our officers, directors, or Cornerstone Ministries Investments, may purchase shares in this offering, and the proceeds of those sales may be used for the purpose of completing the minimum offering requirement. Any of those purchases will made on the same terms as sales to unaffiliated third parties and will be for investment purposes only, and not with a view toward redistribution.


We plan to continue the offering until all the shares of preferred stock have been sold.. We reserve the right to close the offering before then and to reject any purchase in full or in part. Our expenses of the offering, other than brokers' commissions are estimated to be $120,000, including filing fees, legal and accounting fees, printing, delivery, marketing and miscellaneous costs.

Determination of offering price

The per share offering price of preferred stock was arbitrarily determined by our board of directors. The factors they considered included the price at which securities similar to our Series A convertible preferred stock have been offered, an amount per share that would make it convenient for investors to invest the minimum $1,000 and the price at which shares of our common stock had been sold. It is not related to any ratios to earnings, net worth or other investment criteria. The total amount of preferred stock being offered is based upon the amount of capital our board of directors believes could be invested within its policies and managed within our capabilities.

                                  Legal Matters

The validity of the shares of Series A convertible preferred stock being offered by this prospectus has been passed upon for us by the Law Offices of Drew Field, San Francisco, California.

                        Experts upon Whom We Have Relied

The financial statements of Wellstone Communities Inc. as of and for the period ended December 31, 2002 have been included in this prospectus in reliance on the report of Robert N. Clemons, CPA, PA, certified public accountant, given upon his authority as an expert in accounting and auditing.

                         Available Information about Us

This prospectus is part of a registration statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the registration statement.


As a result of this offering,  we will file with the SEC the reports required by
Section 15(d) of the Securities Exchange Act of 1934 and Regulation 15D under that Act, which includes annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. Wellstone Communities Inc. will file reports under the Securities Exchange Act of 1934. You may read and copy the registration statement and our reports at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may telephone the Commission's Public Reference Branch at 800-SEC-0330. Our registration statement and reports are also available at http://www.sec.gov. We do not currently maintain a website of our own.


We intend to furnish our shareowners with annual reports containing audited financial statements after the end of each fiscal year.

                          Index to financial statements

      December 31, 2002:
               Independent Auditors' Report                              F-1
               Balance Sheet                                             F-2
               Statement of Income and Retained Earnings                 F-3
               Statement of Changes in Stockholders' equity              F-4
               Statement of Cash Flows                                   F-5
               Notes to Financial Statements                             F-6
      June 30 2003:
               Review Letter                                             F-9
               Balance Sheet                                             F-10
               Statement of Income and Retained Earnings                 F-11
               Statement of Changes in Stockholders' equity              F-12
               Statement of Cash Flows                                   F-13
               Notes to Financial Statements                             F-14

                         Management's Plan of Operations

      We began operations December 15, 2002, when we received $400,000 for 40,000 shares of common stock and made our initial mortgage loan. An additional $600,000 was received on January 24, 2003, for 60,000 shares of common stock, and two loans were purchased. Our administrative services agreement with Cornerstone Capital Advisors has an initial term through December 31, 2003. This is our plan of operations through the next twelve months.


      Wellstone Communities does not plan to have any employees for at least the next 12 months, nor acquire or rent any office space, equipment or other facilities. We will not be performing any research or development in that period. We expect our operating expenses in the next 12 months to consist of (1) the reimbursement to Cornerstone Capital Advisors for its expenses under our administrative services agreement and (2) costs of shareowner communications and regulatory filings under securities laws. The reimbursement of expenses to Cornerstone Capital Advisors will generally be proportionate to the amount of money we have to acquire new loans. Commissions and other costs of this preferred stock offering will be deducted from the proceeds of the offering. Commissions are paid only when preferred stock sales proceeds are received. Cash for payment of other offering costs has been advanced from the amount received on sale of common stock.

      Our plan is that, over the next twelve months, revenue from the loans we already own would be sufficient to pay Cornerstone Capital Advisors' reimbursed expenses for managing those loans and leave more than enough to pay our costs of shareowner communications and regulatory filings. As proceeds are received in this offering of preferred stock, we plan to have loans selected for investment shortly after the funds are available. Our standards for selection of loans include the objective that they generate average cash flow that will more than cover the additional expense reimbursement related to their acquisition and administrative services. We intend to operate at a positive cash flow during the next twelve months, at any level of proceeds from the sale of preferred stock. Of course, our ability to do so depends upon whether our plan is realistic and whether lending and loan performance is in line with our plans. We do not expect that we will have to raise additional funds from any other source in the next twelve months. We have not taken steps to obtain a line of credit with a bank.

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670

To The Board of Directors
Wellstone Communities, Inc.

                          Independent Auditor's Report

We have audited the accompanying balance sheet of Wellstone Communities, Inc. (a development stage company) as of December 31, 2002 and the related statements of income and retained earnings, changes in stockholder's equity and cash flows for the period from formation (November 20, 2002) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wellstone Communities, Inc. as of December 31, 2002 and the results of its operations, changes in its stockholder's equity and its cash flows for the period from formation (November 20, 2002) through December 31, 2002 in conformity with generally accepted accounting principles.

/S/ Robert N. Clemons
DeLand, Florida
February 10, 2003

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                DECEMBER 31, 2002

Assets:
Cash in bank                                                           $ 19,990
Loan & interest receivable, net of unearned loan fees                   384,954
                                                                       --------
Total Assets                                                           $404,944
                                                                       ========

Liabilities:
Income taxes payable to parent company                                      980
Commitments & Contingencies
                                                                       --------
Total Liabilities                                                           980
                                                                       --------
Stockholder's Equity:
Preferred Stock, $.001 par value 80 million shares authorized; -0-
shares outstanding                                                          -0-

Common Stock, $.001 par value, 100 million shares authorized;
40,000 shares issues & outstanding                                           40

Additional Paid In Capital                                              399,960

Retained Earnings                                                         3,964
                                                                       --------
Total Stockholder's Equity                                              403,964
                                                                       --------
Total Liabilities & Stockholder's Equity                               $404,944
                                                                       ========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                          FOR THE PERIOD FROM FORMATION
                    (NOVEMBER 20, 2002) TO DECEMBER 31, 2002

Interest & loan fees earned                                              $4,954
Operating expenses                                                          (10)
                                                                         ------
Income before income taxes                                                4,944
Provision for income taxes                                                 (980)
                                                                         ------
Net Income                                                                3,964
Less: Preferred Stock Dividends                                             -0-
                                                                         ------
Net Income Available for Common Stockholders                             $3,964
                                                                         ======
Earnings per Common Share                                                $ 0.10
                                                                         ======
                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                          FOR THE PERIOD FROM FORMATION
                    (NOVEMBER 20, 2002) TO DECEMBER 31, 2002

                                                             Number           Common        Preferred      Retained
                                                           of Shares          Stock           Stock        Earnings
                                                           ---------          -----           -----        --------
Common stock issued at $10/share to parent
company in exchange for direct loan
funding                                                     38,000          $ 380,000

Common stock issues at $10/share to parent
company for cash                                             2,000             20,000

Preferred stock issued                                                                       $   -0-

Net income through
December 31, 2002                                                                                          $ 3,964
                                                             ------         ---------        ------        -------
                                                             40,000         $ 400,000        $   -0-       $ 3,964
                                                             ======         =========        ======        =======

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                          FOR THE PERIOD FROM FORMATION
                    (NOVEMBER 20, 2002) TO DECEMBER 31, 2002

Cash Flows from Operating Activities:
Net Income                                                            $   3,964
Adjustments to reconcile net income to cash
  used by operating activities-
    (Increase) Decrease in:
    Loan receivable                                                      (4,954)
    Increase (Decrease) in:
    Income taxes payable to parent company                                  980
                                                                      ---------
Cash provided by (used by) operations                                       (10)
                                                                      ---------
Cash Flows from Investment Activities:                                      -0-
                                                                      ---------
Cash Flows from Financing Activities:
    Issuance of Common Stock for Cash                                    20,000
                                                                      ---------
Net increase in cash                                                     19,990

Cash at Beginning of Period                                                 -0-
                                                                      ---------
Cash at End of Period                                                 $  19,990
                                                                      =========
SUPPLEMENTAL DISCLOSURES:
Non-Cash Transaction increasing Loans & Common Stock                  $ 380,000
Income Taxes Paid                                                     $     -0-
Interest Paid                                                         $     -0-

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           WELLSTONE COMMUNITIES, INC.
                       (A DEVELOPMENT STAGE COMPANY) NOTES
                             TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wellstone  Communities,  Inc.  (the  "Company")  was  incorporated  as a Georgia
Domestic Profit Corporation on November 20, 2002. The Company issued 38,000 shares of common stock to Cornerstone Ministries Investments, Inc. ("CMI") in exchange for direct funding of a $380,000 loan on December 4, 2002 . The Company issued 2,000 additional shares of common stock to CMI for $20,000 cash on December 31, 2002. The Company sold an additional 60,000 shares of Common Stock to CMI for $600,000 on January 23, 2003. The Company is a wholly-owned subsidiary of CMI.

In conjunction with its parent, CMI, the Company intends to develop the business of originating and purchasing mortgage loans for faith-based organizations, principally church properties as well as residential and support communities. The parent company has an active business involved with similar types of mortgage and investment activities. Significant concentrations exist in loan accounts principally in the Southeast and Southwest sections of the United States. Collateral for the loans consist of real estate which may not provide sufficient proceeds to repay the loans in case of foreclosure.

Loans are stated at unpaid principal balances, less an allowance for loan losses and net deferred loan fees and unearned discounts. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio.
Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. As of the balance sheet dates no loans were in arrears; therefore, no allowance for loan losses is reflected in the accompanying statements. The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Considerable judgement is required to develop estimates of fair values; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts. The Company estimates that the fair value of its financial instruments approximates their carrying value.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. For income tax purposes, the Company recognizes income and expenses generally in accordance with its book methods. As long as the Company meets IRS requirements for doing so, it intends to file consolidated tax returns with its parent company, CMI. Income taxes are allocated between members of the CMI subsidiary group based on their respective pre-tax incomes.

Cash and cash equivalents include checking accounts and short term certificates with original maturities of 90 days or less.

The Company's Articles of Incorporation authorize the issuance of up to 100,000,000 shares of $.001 par value Common Stock and 80,000,000 shares of $.001 par value Preferred Stock. As of March 31, 2003, the Company has issued 100,000 shares of Common Stock to CMI. The Company intends to file during 2003, a registration statement with the Securities and Exchange Commission to sell up to 5,000,000 shares of preferred stock at $10 per share. The Preferred Stock being offered shall receive all dividends until those dividends equal an annual rate of eight percent on the price paid for all the time the shares have been outstanding. Additionally, each share may be converted at any time into one share of common stock. Each share of Common Stock and Preferred Stock is entitled to one vote for the election of the Board of Directors and any other shareholder votes.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

NOTE 2 - COMMITMENT

On November 20, 2002, the Company entered into an Administrative Services Agreement with Cornerstone Capital Advisors, Inc. (CCA) to provide loan administration, including the application and closing process and loan accounting; investor relations; marketing collateral; administration of computers, computer networks and management information systems; photo copying; and, maintenance of records, record keeping, bookkeeping and accounting. The Company is obligated to pay directly or reimburse actual expenses to be billed monthly by CCA. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. The Company does not have any employees of its own and accordingly, CCA is subject to the supervision of the Board of Directors. As of year end, CCA had no operations and has not incurred any expenses to be billed to the Company.

NOTE 3 - REAL ESTATE LOANS

As of December 31, 2002, real estate loans, net are composed of:
   Church Building Loans                                              $ 400,000
   Accrued Interest                                                       3,287
   Unearned Loan Fees                                                   (18,333)
                                                                      ---------
   December 31, 2002 Total                                            $ 384,954

The loan matures in 2003, but may be extended as provided in the loan agreement.

NOTE 4 - INCOME TAXES

The Company files its federal tax return as a member of a consolidated group and records its share of the consolidated federal tax liability on a separate return basis. The Company's income tax expense for the period ended December 31, 2002, consists entirely of current income tax expense of $980. Income tax expense on a "stand-alone" basis is not materially different than the provision included in the accompanying financial statements.

The Company receives or remits amounts currently receivable or payable from or to its parent company CMI. The Company's balance sheet as of December 31, 2002, reflects a $980 payable to CMI for the Company's portion of the consolidated income taxes.

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670

To The Board of Directors
Wellstone Communities, Inc.

We have reviewed the accompanying balance sheet of Wellstone Communities, Inc. (a development stage company) as of June 30, 2003 and the related statements of income & retained earnings, and cash flows for the three month and six month periods then ended and the cumulative period since inception (November 20, 2002) through June 30, 2003 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Wellstone Communities, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements and supplementary information in order for them to be in conformity with generally accepted accounting principles.

The financial statements for the period from inception (November 20,2002) through December 31, 2002 were audited by us, and we expressed an unqualified opinion on them in our report dated February 10, 2003, but we have not performed any auditing procedures since that date.

/s/ Robert N. Clemons, CPA, PA

DeLand, Florida
August 27, 2003

      311-C South Woodland Boulevard o PO Box 1670 o DeLand, FL 32721-1670
             (386) 740-8578 o (386) 740-8554 Fax o RNCCPA@cfl.rr.com

WELLSTONE COMMUNITIES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
JUNE 30, 2003

Assets:
Cash in Bank                                                          $ 110,213
Dividend Receivable                                                       3,662
Prepaid Expense                                                           5,023
Real Estate Loans, net                                                  822,496
Deferred Equity Offering Costs                                           37,354
                                                                      ---------
Total Assets                                                          $ 978,748
                                                                      =========

Liabilities:
Accounts Payable                                                      $   5,733
Payable to Parent Company                                                15,190
Commitments & Contingencies
                                                                      ---------
Total Liabilities                                                        20,923
                                                                      ---------

Stockholder's Equity:

Preferred Stock, $.001 par value, 80 million shares authorized;
no shares outstanding                                                       -0-

Common Stock, $.001 par value, 100 million shares authorized;
100,000 shares outstanding                                                  100

Additional Paid in Capital                                              999,900

Retained Earnings                                                        31,073

Investment in Parent Company Stock, 11,269 shares                       (73,248)
                                                                      ---------

Total Stockholder's Equity                                              957,825
                                                                      ---------

Total Liabilities & Stockholder's Equity                              $ 978,748
                                                                      =========


See accompanying notes                                                      F-10

WELLSTONE COMMUNITIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF INCOME AND RETAINED EARNINGS
FOR THE THREE MONTHS & SIX MONTHS
ENDED JUNE 30, 2003 & CUMULATIVE FROM FORMATION

                                                    3 MONTHS             6 MONTHS             CUMULATIVE
                                                      ENDED                ENDED                 FROM
                                                     06/30/03             06/30/03             FORMATION
                                                     --------             --------             --------
Interest & Loan Fees Earned                          $ 26,918             $ 50,652             $ 55,606
Operating Expenses                                     (3,546)             (12,995)             (13,005)
Dividend Income                                         3,662                3,662                3,662
                                                     --------             --------             --------
Pre-tax Income                                         27,034               41,319               46,263
Provision for Current Income Taxes                     (8,820)             (14,210)             (15,190)
                                                     --------             --------             --------
Net Income                                             18,214               27,109               31,073
Less: Preferred Stock Dividends                           -0-                  -0-                  -0-
                                                     --------             --------             --------
Net Income Available for Common Stockholders           18,214               27,109               31,073
Retained Earnings, Beginning of Period                 12,859                3,964                  -0-
                                                     --------             --------             --------
Retained Earnings, End of Period                     $ 31,073             $ 31,073             $ 31,073
                                                     ========             ========             ========

Earnings Per Common Share                            $   0.18             $   0.30             $   0.37
                                                     ========             ========             ========


See accompanying notes                                                      F-11

WELLSTONE COMMUNITIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
THE PERIOD FROM FORMATION (NOVEMBER 20, 2002) TO JUNE 30, 2003

                                       Common              Additional  Preferred                        Investment         Total
                                       Stock/      Common   Paid-in      Stock-   Preferred  Retained  Parent Company  Shareholder's
                                      # shares     Stock    Capital     # shares    Stock    Earnings   Common Stock      Equity
                                      --------     -----    -------     --------    -----    --------   ------------      ------
Common stock issued at $10/share
  to parent company in exchange
  for direct loan funding               38,000   $     38   $379,962                                                      380,000

Common stock issued at $10/share
 to parent company for cash              2,000          2     19,998                                                       20,000

Net Income through December 31, 2002                                                          $ 3,964                       3,964
                                       -------   ---------  --------     ------     ------    -------     --------       --------
Totals, December 31, 2002               40,000   $     40   $399,960          0     $    0    $ 3,964     $      0       $403,964

Common stock issued at $10/share to
parent company for cash                 60,000         60    599,940                                                      600,000

Purchase of 11,269 shares of Parent
Company Common Shares                                                                                      (73,248)       (73,248)

Net Income through June 30, 2003                                                               27,109                      27,109
                                       -------   ---------  --------     ------     ------    -------     --------       --------
                                       100,000   $     100  $999,900          0     $    0    $31,073     $(73,248)      $957,825
                                       =======   =========  ========     ======     ======    =======     ========       ========


See accompanying notes                                                      F-12

WELLSTONE COMMUNITIES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS &  SIX MONTHS ENDED JUNE 30, 2003 &
CUMULATIVE FROM FORMATION (NOVEMBER 20, 2002)

                                                                3 MONTHS              6 MONTHS             CUMULATIVE
                                                                  ENDED                 ENDED                 FROM
                                                                06/30/03              06/30/03              FORMATION
                                                                ---------             ---------             ---------
Cash Flows from Operating Activities:
Net Income                                                      $  18,214             $  27,109             $  31,073
Adjustments to reconcile net income to cash
  used by operations-
Change in:
  Dividend Receivable                                              (3,662)               (3,662)               (3,662)
  Accrued Interest Receivable                                      11,378                (3,875)               (7,162)
  Prepaid Expenses                                                 (5,023)               (5,023)               (5,023)
  Unearned Loan Fees                                                4,396                  (604)               (2,271)
  Accounts Payable                                                  5,733                 5,733                 5,733
  Tax Payments Due to Parent Company                                4,220                14,210                15,190
                                                                ---------             ---------             ---------
Cash Flows Provided By Operations                                  35,256                33,888                33,878
                                                                ---------             ---------             ---------

Cash Flows from Investing Activities:
  Loans Purchased from Parent Company                                                  (491,556)             (491,556)
  Loans Originated                                               (217,060)             (217,060)             (217,060)
  Loan Principal Repayments                                       273,453               275,553               275,553
                                                                ---------             ---------             ---------
Cash Flows Used By Investing Activities                            56,393              (433,063)             (433,063)
                                                                ---------             ---------             ---------

Cash Flows from Financing Activities:
  Issuance of Common Stock for Cash                                                     600,000               620,000
  Purchase of Parent Company Common Stock                                               (73,248)              (73,248)
  Equity Offering Costs Paid                                      (10,982)              (37,354)              (37,354)
                                                                ---------             ---------             ---------

Cash Flows Provided By Financing Activities                       (10,982)              489,398               509,398
                                                                ---------             ---------             ---------

Increase in Cash                                                   80,667                90,223               110,213
Cash, Beginning of Period                                          29,546                19,990                   -0-
                                                                ---------             ---------             ---------
Cash, End of Period                                             $ 110,213             $ 110,213             $ 110,213
                                                                =========             =========             =========
SUPPLEMENTAL DISCLOSURES:
Income Taxes Paid                                               $     -0-             $     -0-             $      -0-
Interest Paid                                                   $     -0-             $     -0-             $      -0-
Loan Received in lieu of Capital Contribution                   $     -0-             $     -0-             $ 380,000


See accompanying notes                                                      F-13

                           WELLSTONE COMMUNITIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wellstone Communities, Inc. (the "Company") was incorporated as a Georgia Domestic Profit Corporation on November 20,2002. On December 4,2002 ,the Company issued 38,000 shares of common stock to Cornerstone Ministries Investments, Inc. ("CMI") in exchange for direct funding of a $380,000 loan. The Company issued 2,000 additional shares of common stock to CMI for $20,000 cash on December 31, 2002. The Company sold an additional 60,000 shares of Common Stock to CMI for $600,000 on January 23,2003. The company is a wholly-owned subsidiary of CMI.

In conjunction with its parent, CMI, the Company intends to develop the business of originating and purchasing mortgage loans for faith-based organizations, principally church properties as well as residential and support communities. The parent company has an active business involved with similar types of mortgage and investment activities. Significant concentrations exist in loan accounts principally in the Southeast and Southwest sections of the United States. Collateral for the loans consist of real estate which may not provide sufficient proceeds to repay the loans in case of foreclosure.

Loans are stated at unpaid principal balances, less an allowance for loan losses and net deferred loan fees and unearned discounts. Interest income is recognized monthly as it is earned, in accordance with loan terms. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio.
Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. As of the balance sheet dates no loans were in arrears; therefore, no allowance for loan losses is reflected in the accompanying statements.

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Considerable judgement is required to develop estimates of fair values; therefore, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amounts. The Company estimates that the fair value of its financial instruments approximates their carrying value.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. For income tax purposes, the Company recognizes income and expenses generally in accordance with its book methods. As long as the Company meets IRS requirements for doing so, it intends to file consolidated tax returns with its parent company, CMI. Income taxes are allocated between members of the CMI subsidiary group based on their respective pre-tax incomes.

Cash and cash equivalents include checking accounts and short term certificates with original maturities of 90 days or less.

The Company's Articles of Incorporation authorize the issuance of up to 100,000,000 shares of $.001 par value Common Stock and 80,000,000 shares of $.001 par value Preferred Stock. As of March 31, 2003, the Company has issued 100,000 shares of Common Stock to CMI. The Company intends to file during 2003, a registration statement with the Securities and Exchange Commission to sell up to 5,000,000 shares of preferred stock at $10 per share. The Preferred Stock being offered shall receive all dividends until those dividends equal an annual rate of eight percent on the price paid for all the time the shares have been outstanding. Additionally, each share may be converted at any time into one share of common stock. Each share of Common Stock and Preferred Stock is entitled to one vote for the election of the Board of Directors and any other shareholder votes.

The Company defers direct incremental costs attributable to the offering discussed above, and intends to charge all such accumulated costs against the gross proceeds of the offering when it becomes effective.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used

Certain reclassifications have been made to the 2002 audited financial statement presentation to correspond to the current format. Total equity and net income are unchanged due to these reclassifications.

NOTE 2 - COMMITMENT

On November 20, 2002, the Company entered into an Administrative Services Agreement with Cornerstone Capital Advisors, Inc. (CCA) to provide loan administration, including the application and closing process and loan accounting; investor relations; marketing collateral; administration of computers, computer networks and management information systems; photo copying; and, maintenance of records, record keeping, bookkeeping and accounting. The Company is obligated to pay directly or reimburse actual expenses to be billed monthly by CCA. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. The Company does not have any employees of its own and accordingly, CCA is subject to the supervision of the Board of Directors. CCA has no operations through June 30, 2003 and implementation of the agreement was deferred until July 1, 2003; accordingly, as of June 30, 2003, CCA had not incurred any expenses to be billed to the Company.

NOTE 3 - REAL ESTATE LOANS

As of June 30, 2003, real estate loans, net are composed of:

        Church Building Loans                             $ 833,063
        Accrued Interest                                      7,162
        Unearned Loan Fees                                  (17,729)
                                                          ---------
                                                          $ 822,496

Loan maturities are scheduled for 2003 and 2004 ($217,060), but the loans may be extended as provided in the loan agreements. Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of schedule payments or bankruptcy.

NOTE 4 - INCOME TAXES

The Company files its federal tax return as a member of a consolidated group and records its share of the consolidated federal tax liability on a separate return basis. The Company's income tax expense for the period ended June 30, 2003, consists entirely of current income tax expense of $14,210 ($12, federal and $2,131 state). The income tax provision differs from the expected tax rate due to the exclusion of the dividend income from the parent company stock, which will be eliminated in the consolidated income tax returns and not subject to federal or state income tax. Income tax expense on a "stand-alone" basis is not materially different than the provision included in the accompanying financial statements.

The Company receives or remits amounts currently receivable or payable from or to its parent company CMI. The Company's balance sheet as of June 30, 2003, reflects a $15,190 payable to CMI for the Company's portion of the consolidated income taxes. It is expected that these amounts will be paid once the consolidated income tax returns are filed for their respective periods.

NOTE 5 - OTHER RELATED PARTY TRANSACTIONS

The Company has reimbursed CMI $29,160 for expenses (other than income taxes) incurred but paid directly by CMI, principally expenses incurred in connection with registering the Company's preferred stock offering. CMI has billed for such expenses at cost, without markup.

NOTE 6 - EARNINGS PER COMMON SHARE

Basic earnings per common share are calculated by dividing net income by the weighted average number of common shares outstanding as follows:

Period Ending:        Average Shares Outstanding    Net Income   Earnings Per Share
--------------        --------------------------    ----------   ------------------
2nd Quarter, 2003              100,000               $18,213            $.18
6 Months to 6/30/03             91,381               $27,108            $.30
From Inception                  84,239               $31,073            $.37

                         [back cover of the prospectus]

Until ______________, 2003 (90 days after the date of this prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The Registrant's Articles of Incorporation, Article VII, provide that none of its directors shall be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or other duty as a director, except as liability is required by the Georgia Business Corporation Code or other applicable law. The Registrant's Bylaws, Article VI, require the Registrant to indemnify officers or directors who were wholly successful in the defense of any proceeding to which they were parties because they were officers or directors. This mandatory indemnification is against reasonable expenses they incurred in the proceeding. The Registrant is permitted to indemnify officers and directors, and to pay their reasonable defense expenses, except in such cases as those involving conduct that was unlawful or in bad faith. Permission must come from a majority of disinterested directors or shareholders.

Georgia Business Corporation Code, Sections 14-2-851 through 14-2-859, in summary, allows a Georgia corporation to indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if:

(1)   Such individual conducted himself or herself in good faith; and

(2)   Such individual reasonably believed:

      (A) In the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;

      (B) In all other cases, that such conduct was at least not opposed to the best interests of the corporation; and

      (C) In the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.

The   determination  to  indemnify  may  be  made  by  (1)  a  majority  of  the disinterested directors, if there are at least two of them, (2) by a special legal counsel or (3) by a majority of the disinterested shareowners.

The corporation may not indemnify an officer or director under the Code sections:

      (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the officer or director has met the relevant standard of conduct under this Code section; or

      (2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

The corporation is required to indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was an officer or director of the corporation against reasonable expenses incurred in connection with the proceeding. The corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by an officer or director if he or she delivers to the corporation an affirmation of having met certain standards of conduct or an undertaking to repay funds advanced. The officer or director may also apply to a court for indemnification or advance for expenses.

These provisions in the Registrant's articles and bylaws, and the Georgia Business Corporation Code, may permit indemnification to directors, officers or persons controlling the Registrant for liabilities arising under the Securities Act of 1933. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

      Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold. (The Registrant will bear all these expenses.)

      Securities and Exchange Commission filing fee........     $    4,600
      Blue sky fees and expenses...........................         10,000
      Accountant's fees and expenses.......................          8,500
      Legal fees and expenses..............................         75,000
      Printing and Edgar filer ............................          5,000
      Postage and other delivery media.....................          5,000
      Marketing expenses...................................          5,000
      Miscellaneous........................................          6,900
                                                                  --------
           Total...........................................       $120,000
                                                                  ========

Item 26.  Recent Sales of Unregistered Securities.

(a) The following information is given for all securities that the Registrant sold within the past three years without registering the securities under the Securities Act.

             Date                        Title                     Amount
             ----                        -----                     ------
        December 4, 2002              common stock             38,000 shares
        December 31, 2002             common stock              2,000 shares
        January 23, 2003              common stock             60,000 shares

(b) No underwriters were used. The Registrant did not publicly offer any securities. The shares were sold to one person, PIF/Cornerstone Ministries Investments, Inc. (now, Cornerstone Ministries Investments, Inc.)

(c) The December 4, 2002 sale was in exchange for a new mortgage loan funded by Cornerstone Ministries Investments on church property in Birmingham , Alabama. The December 31, 2002 and January 23, 2003 sales were for cash. The total offering price of the securities sold was $1,000,000. No underwriting discounts or commissions were paid.

(d) The Registrant claims exemption from registration under Section 4(2) of the Securities Act. The sale was to one sophisticated corporation, whose officers were active in the formation of the Registrant and had access to all information about it.

Item 27. Exhibits

      Exhibits listed below are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B.

Exhibit
Number                               Description
------                               -----------
  1.3      Share Purchase Agreement
  5        Opinion on legality of the shares of preferred stock being registered
 15        Letter on unaudited interim financial information
 23.1      Consent of Robert Clemons, Certified Public Accountant
 99.1      Escrow Agreement for impoundment of proceeds

Item 28.  Undertakings.

      (a)   The Registrant hereby undertakes that it will:

            (1)   File,   during   any  period  in  which  it  offers  or  sells
                  securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed  material  information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (e) Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Pre-effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, in Cumming, Georgia, on September 4, 2003.

                                             WELLSTONE COMMUNITIES INC. (Issuer)

                                             By /S/ JOHN T. OTTINGER
                                                --------------------------------
                                                John T. Ottinger, President

      In accordance with the requirements of the Securities Act of 1933, this pre-effective amendment no. 1 to registration statement was signed by the following persons in the capacities and on the dates stated.

              Signature                                    Title                                       Date
              ---------                                    -----                                       ----
/S/ JOHN T. OTTINGER                         President, principal executive officer,            September 4, 2003
---------------------------------------      principal financial and accounting officer
    John T. Ottinger

/S/ CECIL A. BROOKS                          Secretary and Director                             September 4, 2003
---------------------------------------
    Cecil A. Brooks

/S/ THEODORE R. FOX*                         Director                                           September 4, 2003
---------------------------------------
    Theodore R. Fox

/S/ RICHARD E. MCLAUGHLIN*                   Director                                           September 4, 2003
---------------------------------------
    Richard E. McLaughlin

/S/ EDWARD MOORE*                            Director                                           September 4, 2003
---------------------------------------
    Edward Moore

/S/ DAVID OSTLIE*                            Director                                           September 4, 2003
---------------------------------------
    David Ostlie

* By /S/ JOHN T. OTTINGER                                                                       September 4, 2003
     ----------------------------------
     John T. Ottinger, attorney-in-fact